EXHIBIT 2.5
                                                                     -----------









                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           BARD ACCESS SYSTEMS, INC.,

                             SPIRE BIOMEDICAL, INC.

                                       AND

                                SPIRE CORPORATION



                          Dated as of September 4, 2009



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I DEFINITIONS......................................................... 1

  1.01    Definitions......................................................... 1

  1.02    Other Defined Terms................................................. 8


ARTICLE II PURCHASE AND SALE OF ASSETS;  ASSUMPTION OF LIABILITIES;
              PURCHASE PRICE..................................................10

  2.01    Purchase and Sale...................................................10

  2.02    Excluded Assets.....................................................12

  2.03    Assumption of Liabilities...........................................13

  2.04    Excluded Liabilities................................................13

  2.05    Purchase Price; Closing Payment.....................................14

  2.06    Price Adjustment Related to Product Inventory.......................14

  2.07    Allocation of Purchase Price........................................17

  2.08    Withholding.........................................................17


ARTICLE III CLOSING...........................................................17

  3.01    Time and Place......................................................17

  3.02    Deliveries by Seller and Parent.....................................18

  3.03    Deliveries by Buyer.................................................19


ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT................20

  4.01    Organization; Qualification.........................................20

  4.02    Power and Authority.................................................20

  4.03    No Violation........................................................20

  4.04    Consents............................................................21

  4.05    Title to Acquired Assets............................................21

  4.06    Litigation..........................................................21

  4.07    Material Contracts..................................................21

  4.08    Licenses and Permits................................................23

  4.09    Compliance with Law and Regulatory Requirements; Warranties.........24

  4.10    Environmental Matters...............................................26

  4.11    Employees...........................................................27

  4.12    Taxes...............................................................27

  4.13    Intellectual Property...............................................28

  4.14    Product Data; Product Specifications................................31

  4.15    Sufficiency of Assets...............................................31

  4.16    Financial Information; Indebtedness.................................31

  4.17    Absence of Certain Changes or Events................................32

  4.18    Product Inventory...................................................32

  4.19    Customers and Suppliers.............................................32

  4.20    Insurance...........................................................33

  4.21    Affiliate Transactions..............................................33

  4.22    Brokers' Fees.......................................................33

  4.23    Corrective Action Plans and Reclassification Plan...................33

  4.24    Semi-Exclusive License..............................................33

  4.25    Disclosure..........................................................34

  4.26    Solvency............................................................34


ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER.............................34

  5.01    Organization........................................................34

  5.02    Authority...........................................................34

  5.03    No Violation........................................................34

  5.04    Consents............................................................35

  5.05    Broker's Fees.......................................................35

  5.06    Litigation..........................................................35

  5.07    Semi-Exclusive License..............................................35


ARTICLE VI COVENANTS OF BUYER, SELLER, AND PARENT.............................35

  6.01    Pre-Closing Covenants...............................................35

  6.02    Public Announcements................................................37

  6.03    Further Assurances..................................................37

  6.04    Expenses............................................................38

  6.05    Delivery of Acquired Assets and Excluded Assets.....................38

  6.06    Confidentiality.....................................................38

  6.07    Non-Competition; Non-Disparagement..................................39

  6.08    Certain Tax Matters.................................................41

  6.09    Use of Names and Marks..............................................42

  6.10    Defense of Claims and Litigation....................................42

  6.11    Retention of Records................................................42

  6.12    Sharing of Data.....................................................43

  6.13    Product Liability...................................................43

  6.14    Chargebacks, Rebates, Administrative Fees, and Returns..............43

  6.15    Transfer of Permits.................................................43

  6.16    Destruction of Excluded Inventory...................................44

  6.17    Delivery of Tangible Acquired Assets................................44

  6.18    Covenants Not to Sue................................................44


ARTICLE VII INDEMNITY.........................................................44

  7.01    Survival............................................................44

  7.02    Indemnity by Seller and Parent......................................45

  7.03    Indemnity by Buyer..................................................45

  7.04    Indemnity Procedures................................................46

  7.05    Limitations.........................................................48

  7.06    Third Party Beneficiaries...........................................49

  7.07    Tax Treatment of Indemnity Payments.................................49

  7.08    Updates to Seller Disclosure Schedules..............................49


ARTICLE VIII CLOSING CONDITIONS...............................................49

  8.01    Conditions to Buyer's Obligation....................................49

  8.02    Conditions to Seller's and Parent's Obligations.....................50


ARTICLE IX TERMINATION........................................................51

  9.01    Termination of Agreement............................................51

  9.02    Effect of Termination...............................................51


ARTICLE X MISCELLANEOUS.......................................................52

  10.01   Binding Effect; Assignment; No Third-Party Rights...................52

  10.02   Entire Agreement....................................................52

  10.03   Notices.............................................................52

  10.04   Severability........................................................53

  10.05   Amendment; Waiver, etc..............................................54

  10.06   Governing Law; Consent to Jurisdiction..............................54

  10.07   Waiver of Trial By Jury.............................................54

  10.08   Counterparts........................................................54

  10.09   Neutral Construction................................................54

  10.10   Inducement; Specific Performance....................................55

  10.11   Interpretation......................................................55

EXHIBITS:

  Exhibit A        Bill of Sale and Assignment and Assumption Agreement
  Exhibit B        License Agreement
  Exhibit C        Sublicense Agreement
  Exhibit D        Consulting Agreement
  Exhibit E        Non-Competition Agreement
  Exhibit F        Patent Assignment
  Exhibit G        Copyright Assignment
  Exhibit H        Trademark Assignment
  Exhibit I        Notified Body Letters

SCHEDULES:

  Schedule 1.01(a)            Excluded Inventory
  Schedule 2.01(b)(i)         Products
  Schedule 2.01(b)(x)         Assumed Contracts
  Schedule 2.01(b)(xiii)      Equipment
  Schedule 2.01(b)(xvi)       Other Acquired Assets
  Schedule 2.02               Excluded Assets
  Schedule 2.02(g)            Retained Seller Intellectual Property
  Schedule 3.02(e)            Key Persons
  Schedule 4.03(iii)          No Violation
  Schedule 4.04               Consents
  Schedule 4.05(a)            Title to Acquired Assets
  Schedule 4.05(b)            Right to Sell, Transfer and Assign
  Schedule 4.05(c)            Ownership
  Schedule 4.05(d)            Licenses to use all Licensed Intellectual Property
  Schedule 4.06               Litigation
  Schedule 4.07(a)            Material Contracts
  Schedule 4.07(b)            Legality, Validity, Enforceability, etc.
  Schedule 4.07(c)            Contract Matters
  Schedule 4.07(d)            Current Negotiations
  Schedule 4.08(a)            Permits
  Schedule 4.08(b)(i)         Permit Non-Renewal, Cancellation, etc.
  Schedule 4.08(b)(ii)        Permit Consents
  Schedule 4.09(a)(i)         Compliance with Laws
  Schedule 4.09(a)(ii)        Corrective Actions
  Schedule 4.09(b)            Compliance with FDCA, etc.
  Schedule 4.09(c)            Regulatory Notices, Findings, etc.
  Schedule 4.09(f)(i)         Product Defect Actions
  Schedule 4.09(f)(ii)        Modifications to Product
  Schedule 4.12(b)            Tax Matters
  Schedule 4.12(f)            Closing Agreements and Tax Rulings
  Schedule 4.13(a)            Owned Intellectual Property
  Schedule 4.13(b)(i)(1)      Licensed Intellectual Property
  Schedule 4.13(b)(i)(2)      Inbound Intellectual Property License
  Schedule 4.13(b)(ii)        Outbound Intellectual Property License

  Schedule 4.13(b)(iii)       Intellectual Property Disputes
  Schedule 4.13(c)(i)         Intellectual Property Sufficiency
  Schedule 4.13(c)(ii)        Intellectual Property Assignment Restrictions
  Schedule 4.13(e)            Matters Relating to Design, Conception, etc.
  Schedule 4.13(f)            Intellectual Property Enforcement Restrictions
  Schedule 4.13(g)            Intellectual Property Infringement
  Schedule 4.14(a)            Product Data
  Schedule 4.14(b)            Clinical Trials
  Schedule 4.14(c)            Product Specifications
  Schedule 4.15               Excluded Assets for Sufficiency Representation
  Schedule 4.16(a)            Financial Information
  Schedule 4.16(b)            Indebtedness
  Schedule 4.17(a)            Absence of Certain Changes or Events
  Schedule 4.17(b)            No Material Adverse Effect
  Schedule 4.18               Product Inventory
  Schedule 4.19(a)            Customers and Suppliers
  Schedule 4.19(b)            Issues with Customers and Suppliers
  Schedule 4.20               Business Insurance Policies
  Schedule 4.21               Affiliate Transactions
  Schedule 4.22               Brokers' Fees
  Schedule 4.23(a)            Corrective Action Plans
  Schedule 4.23(b)            Reclassification Plan
  Schedule 4.24(a)            Semi-Exclusive License Distributors
  Schedule 4.24(b)            Semi-Exclusive License Matters
  Schedule 5.04               Buyer Consents
  Schedule 6.14               Spire Return and Replacement Policy
  Schedule 8.01(g)            Other Matters

                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT dated as of September 4, 2009 (this "Agreement") by and among BARD ACCESS SYSTEMS, INC., a Utah corporation ("Buyer"), SPIRE BIOMEDICAL, INC., a Massachusetts corporation ("Seller"), and SPIRE CORPORATION, a Massachusetts corporation ("Parent"). Buyer, Seller and Parent are collectively referred to herein as the "Parties."

                                    RECITALS

     WHEREAS, Seller and Parent are in the business of, among other things, developing, designing, manufacturing, marketing, distributing and selling, directly or indirectly, various coated and uncoated hemodialysis catheter products and related catheter kits, accessory products and coatings used or intended or held for use by Seller, Parent or any other Seller Affiliate in the field of hemodialysis therapy (the "Business"); and

     WHEREAS, Buyer wishes to purchase or acquire, directly or indirectly, from Seller and Parent, and Seller and Parent wish to sell, assign and transfer to Buyer all of the Acquired Assets in exchange for the purchase price set forth herein, which represents reasonably equivalent value therefor, and upon the other terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, the Parties agree as follows:

                                   ARTICLE I
                                   ---------

                                   DEFINITIONS

         1.01 Definitions. For purposes of this Agreement and any Exhibit or Schedule hereto, the following terms shall have the meanings ascribed to them below:

         "Action" means any claim, action, suit, audit, examination, proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

         "Affiliate(s)" means, with respect to any Person, any other Person (i) directly or indirectly controlling, controlled by, or under common control with, such Person, (ii) directly or indirectly owning or holding fifty percent (50%) or more of any equity interest in such Person, or (iii) fifty percent (50%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such Person; provided, that "Affiliate" shall not include any natural Persons in their capacity as an officer or director of any Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Benefit Plan" means each "employee benefit plan" (as such term is defined in

Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each employment, consulting, independent contractor, bonus, incentive, equity purchase, option or other equity-based, deferred compensation, loan, severance, termination, retention, change of control, collective bargaining or other agreement with any works council or association, profit sharing, pension, retirement, 401(k), multiemployer (within the meaning of Section 3(37) of ERISA), vacation, medical or other welfare, disability, life (including split-dollar life) insurance, Section 125, fringe benefit and any other employee or retiree benefit or compensation plan, funding mechanism, agreement, program, policy or other arrangement, in each case whether or not subject to ERISA or written or unwritten or legally binding or not, and (i) that is maintained, sponsored or contributed to by Seller or Parent or any ERISA Affiliate thereof for the benefit of any current or former employee, director, officer or independent contractor of Seller or Parent, or the beneficiaries or dependents of any such individual, or (ii) under which Seller, Parent or any other Seller Affiliate has had or has any present or future liability.

         "Business Intellectual Property" means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

         "Claims" means any and all indemnity claims by Buyer or the other Persons entitled to indemnity under Section 7.02 and any and all indemnity claims by Seller or the other Persons entitled to indemnity under Section 7.03.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contracts" means any written or oral contracts, agreements, leases, licenses, understandings, arrangements, commitments, sales orders, and purchase orders.

         "Copyrights" means all works of authorship and all copyrights therein, whether such works are published or unpublished works, and all applications, registrations and renewals in connection therewith including software or source code.

         "Damages" means demands, claims, actions or causes of action, assessments, losses, damages, liabilities, obligations, penalties, fines, Taxes, interest, costs and expenses (including fees and expenses of counsel, costs of collection, costs of defense, costs of enforcing indemnification provisions and expenses of investigation).

         "Device Regulation" means any Law relating to any Regulated Product in the United States, the European Union or any other country or jurisdiction where a Regulated Product is marketed or sold.

         "Directive" means the European Union Directive, 93/42/EEC (OJ No L 169/1, 12 July 1993), as amended.

         "Disclosures of Invention" means any written, oral or visual idea, concept or invention of Seller, Parent, any other Seller Affiliate, any Spire Person, or any Person from whom Seller, Parent or any other Seller Affiliate has obtained intellectual property rights in any manner relating to the Business, whether or not such idea, concept or invention has been filed as a patent application or submitted by the inventor(s) to any attorney, agent or other representative of Seller, Parent or any other Seller Affiliate for evaluation as to patentability.

         "DMR" means device master record.

         "Domain Names" means domain name registrations and uniform resource locator addresses.

         "Encumbrance" means any mortgage, pledge, security interest, lien, reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other similar title exception or encumbrance.

         "Environmental Laws" means all federal, state or local Laws relating to the environment (including the pollution or protection thereof), the preservation or reclamation of natural resources, or public health and safety, each as amended.

         "ERISA Affiliate" means any trade or business, whether or not incorporated, that, together with Seller and/or Parent, is or would have been at any date of determination occurring within the preceding six (6) years, treated as a single employer within the meaning of Section 414 of the Code.

         "Excluded Inventory" means those finished Products, goods inventory and work-in-process of Seller and Parent Primarily Used in the Business and related components, labeling, packaging or other materials and supplies that, in each case, are listed on Schedule 1.01(a).

         "Excluded Taxes" means (i) any liability of Parent or Seller for Taxes, whether or not attributable to the Business or the Acquired Assets, and whether or not arising from or related to the transactions contemplated by this Agreement, except to the extent that Buyer is responsible for such Taxes pursuant to Section 6.08(a) herein, and (ii) any liability for Taxes attributable to the Business or the Acquired Assets that relate to any Tax period (or portion thereof) ending on or before the Closing Date.

         "FDA" means the United States Food and Drug Administration or any successor regulatory agency in the United States.

         "FDCA" means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended (21 U.S.C. ss.ss. 301 et. seq.) and all regulations promulgated thereunder.

         "GAAP" means United States generally accepted accounting principles as in effect from time-to-time, consistently applied.

         "Governmental Authority" means any government, any governmental entity, department, commission, board, agency, authority or instrumentality, any regulatory authority or body (including any Notified Body), and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local, foreign or multinational.

         "Hazardous Substances" shall mean any material presently listed, defined, designated or classified as hazardous, toxic or radioactive, under any Environmental Laws, whether by type or by quantity, and petroleum or any derivative or by-product thereof.

         "IDE" means an investigational device exemption or other application required to be submitted to a Governmental Authority and be approved or otherwise legally effective before the commencement of any human clinical study of a Product.

         "Indebtedness" means, without duplication, with respect to Seller, Parent and the Business, the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from other Persons (whether or not Affiliates), (ii) indebtedness evidenced by any note, bond, debenture or other debt security or instrument, (iii) purchase money indebtedness, (iv) obligations for or in respect of the deferred purchase price of services, and reimbursement obligations with respect to letters of credit, (v) obligations under any interest rate, currency or other hedging agreements, (vi) all interest expense accrued but unpaid, and all prepayment premiums and penalties, on or relating to any of such indebtedness, (vii) that portion of obligations with respect to capitalized leases that is properly classified as a liability on the consolidated balance sheet of such Person, and (viii) any obligations of any other Person of a type referred to in clauses (i) - (vii) to the extent guaranteed by such Person.

         "Information" means any and all know-how and information, Trade Secrets, clinical development, manufacturing processes, general processes and systems, and other technical and marketing information related to the Acquired Assets or the operation of the Business (whether or not confidential, proprietary, patented or patentable), and all tangible embodiments of any of the foregoing in written, electronic or any other form.

         "Intellectual Property" means (i) all Patents, (ii) all Trademarks,
(iii) all Copyrights, (iv) all Trade Secrets, (v) all other recognizable equivalent intellectual property rights, and (vi) all copies and tangible embodiments of the foregoing, in each case whether arising under the laws of the United States or any jurisdiction worldwide.

         "Known to Seller" or "to Seller's Knowledge" means the actual knowledge of any or all of the following natural Persons, in each case, after reasonable inquiry thereby: Roger Little, Chief Executive Officer of Parent; Mark Little, President and Chief Executive Officer of Seller and a director of Parent; Christian DuFresne, Chief Financial Officer of Seller and Parent; Eric Tobin, Vice President and Chief Operating Officer of Seller; Steve Albrecht, Vice President, Sales and Marketing of Seller; Edward Rule, Acting Director of Regulatory and Quality Assurance of Seller; and Shekhar Nimkar, Director, Product Development and Manufacturing of Seller.

         "Law" means any federal, state, county, provincial, local, foreign or multinational law, statute, ordinance, rule, regulation, guidance, procedure or guideline.

         "Loan Agreements" means, collectively, (i) that certain Amended and Restated Loan and Security Agreement, effective as of May 31, 2009, between Silicon Valley Bank, Parent, Seller, Spire Solar, Inc. and Spire SemiConductor, Inc., and (ii) that certain Export-Import Bank Loan and Security Agreement, effective as of May 31, 2009, between Silicon Valley Bank, Parent, Seller and Spire Semiconductor, LLC.

         "Material Adverse Effect" means any event, change, circumstance, condition, development, or effect that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the Acquired Assets (taken as a whole), or the assets, liabilities, prospects, condition (financial or otherwise) or the results of operations of Seller or the Business, or (ii) the ability of Seller and Parent to perform their respective obligations under this Agreement and/or consummate the transactions contemplated hereby; provided that none of the following shall be deemed (either alone or in combination) to constitute a Material Adverse Effect: (a) a general deterioration in the economy or in the medical device industry (except to the extent any such deterioration has or would reasonably be expected to have a disproportionate adverse effect on the Business as compared to other businesses in the medical device industry); (b) the outbreak or escalation of hostilities involving the United States or any other country, the declaration by the United States or any other country of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism; (c) the disclosure of or the fact that Buyer is the prospective acquirer of the Acquired Assets;
(d) the announcement or pendency of the transactions contemplated by this Agreement; (e) actions taken by Buyer or any of its Affiliates, officers, directors, agents or advisers; or (f) compliance with the terms of, or the taking of any action required or contemplated (and permitted) by this Agreement.

         "MDRs" means reports of adverse events related to medical devices required to be filed by medical device manufacturers or user facilities pursuant to any Device Regulation, including medical device reports under 21 C.F.R. Part 803 and medical device vigilance reports.

         "Notified Body" means the certification organization designated by the relevant member state of the European Union, authorized to conduct conformity assessments in accordance with the procedures listed in the Directive.

         "Order" means any order, writ, judgment, injunction, award or decree of any Governmental Authority.

         "Patents" means all discoveries, innovations, inventions and all improvements thereto and all classes and types of patents granted by a Governmental Authority, including utility models, utility patents and design patents, and all patent applications therefor, and patent disclosures relating thereto, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof.

         "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

         "Primarily Used in the Business" or "Held for Primary Use in the Business" means used primarily or held for use primarily in or by the Business or in connection with development, design, manufacturing, marketing, distribution and/or selling of the Products, or having characteristics, features or attributes that have primary application to the Business or to the development, design, manufacturing, marketing, distribution and/or selling of the Products; provided that any asset or property expressly identified as an Excluded Asset hereunder shall not be deemed to be Primarily Used in the Business or Held for Primary Use in the Business.

         "Product Inventory" means (i) all finished Products, (ii) all goods inventory and work-in-process of Seller and Parent Primarily Used in the Business, and (iii) any and all related components, labeling, packaging or other materials or supplies; provided that the Product Inventory shall not include any Excluded Inventory.

         "Product Liability" means Damages to the extent such arise out of a breach of any express or implied product warranty, strict liability in tort, negligent design, testing or manufacture of product, negligent provision of services, product recall or any other allegation of liability or obligation arising from the design, manufacture, testing, packaging, labeling (including instructions for use), advertising, marketing, distribution or sale of any Product (whether for clinical trial purposes, commercial use or otherwise).

         "Product Specifications" means any and all Information that is germane or related to, or which provides guidance or instructions as to the design, development, manufacture, repair, enhancement, commercialization, marketing, sale, labeling, distribution and/or testing of, the Products and, as applicable, the Acquired Assets, and all copies and tangible embodiments of the foregoing (in whatever form or medium).

         "Purchased Intellectual Property" means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property (in each case, exclusive of Retained Seller Intellectual Property), and the Intellectual Property rights granted to Buyer pursuant to the License Agreement and the Sublicense Agreement.

         "Records" means and includes all of the following records of Seller and/or Parent relating to any Product, Acquired Asset or otherwise Primarily Used in the Business (in each case whether such materials are evidenced in writing, electronically or otherwise): (i) all business records (including purchasing records and regulatory compliance records (including each DMR file));
(ii) all Regulatory Correspondence; (iii) all Regulatory Applications (together with all supporting and background documentation); (iv) all submissions and reports to the FDA, any Notified Body or other Governmental Authority (including all supporting and background documentation); (v) manuals and procedures for assuring compliance with any applicable Device Regulation, CE technical files and all other records and materials necessary to comply with an applicable Device Regulation or similar requirements of third party auditors; (vi) all data and information relating to any preclinical, clinical and nonclinical testing or studies (post-marketing or otherwise) conducted, funded or sponsored by Seller, Parent or any Seller Affiliate involving Products or Acquired Assets, including informed consents, case report forms, and all other records related to those trials conducted at the University of Alabama at Birmingham, Dartmouth-Hitchcock Medical Center, and all other studies; (vii) risk management records; (viii) documents, correspondence, studies, reports and all other books, ledgers, files and records of every kind; (ix) tangible data; (x) all vendor, supplier and service provider lists (including a description of the underlying commercial agreements or arrangements with such vendors, suppliers or service providers);
(xi) promotional literature and advertising materials in physical form and camera-ready artwork with support data; (xii) catalogs; (xiii) research material; (xiv) statistical information; (xv) technical information; (xvi) design history files, complaints and MDRs; (xvii) correction and removal reports; (xviii) corrective and preventive action reports; (xix) written memoranda or records documenting decisions not to file a Regulatory Application;

(xx) other product development records related to past, current or prospective research and development projects; and (xxi) blueprints, technology, technical designs, drawings, specifications and other books, records and files used or held for use by or on behalf of Seller, Parent or any other Seller Affiliate.

         "Regulated Product" means any Product or component of a Product, the development, testing, manufacturing, packaging, labeling, marketing, distribution, commercialization, sale or human use (including human research, investigation or clinical use) of which is regulated by FDA or any other Governmental Authority, including any medical device, as such term is defined in 21 U.S.C. ss. 321(h) (Section 201(h) of the FDCA) or Article 1.2 of the Directive.

         "Regulatory Applications" means all investigational device applications, 510(k) pre-market notifications, pre-market approval applications, supplemental pre-market approval applications, master files, and any other permits, approvals, registrations, licenses, grants, authorizations, exemptions, orders or consents relevant to any Regulated Product or required under any Device Regulation (including all CE marks and any applications or assessments to obtain marking authorization outside of the United States), whether pending or approved or cleared by a relevant Governmental Authority, including all supplements or amendments thereto and all Information submitted with or incorporated by reference therein.

         "Regulatory Correspondence" means any and all of the following: all Regulatory Applications, and all other applications, registrations, approvals, concurrences and filings with any Governmental Authority concerning or related to any Regulated Product or Device Regulation; and any other submissions, correspondence, or other communications relating to any Regulated Product or any Device Regulation, including any correspondence or communication to or from the FDA, any state counterpart, any Notified Body, or any other Governmental Authority (in each case together with all supporting and background documentation, and, with respect to FDA filings and submissions, identifying the type of the filing or submission (whether under a Regulatory Application procedure or otherwise)), including all warning letters, all vigilance reports, all MDRs, all correspondence relating to clinical activities, all responses to FDA audits, all CE technical or CE mark files, all facilities registration documentation and all device listing documentation.

         "Seller Affiliate" means any Affiliate of Seller.

         "Spire Person" means any employee, agent, contactor, investigator, consultant, representative or adviser of Seller, Parent or any other Seller Affiliate.

         "Tax" or "Taxes" means all United States federal, state, local, or foreign income, profits, estimated, franchise, gross receipts, net receipts, capital, capital stock, net worth, sales, use, withholding, turnover, goods and services, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), recording, stamp, transfer, conveyance, severance, production, excise, emergency excise, alternative or add-on minimum, payroll, unemployment insurance, premium, environmental, windfall profit, custom, duty, documentary, information reporting, back-up withholding, and other taxes, withholdings, duties, levies, imposts, license and registration fees, and other similar charges and assessments (including all fines, penalties, and additions attributable to or otherwise imposed, assessed or collected on or with respect to any such taxes, charges, fees, levies or other assessments, and all interest thereon, any liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any applicable state, local or foreign Tax Law, and any liability for the unpaid Taxes of any other Person as a transferee or successor, by contract, or otherwise) imposed, assessed or collected by or on behalf of any Taxing Authority.

         "Taxing Authority" means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

         "Tax Return" means any return, statement, report, filing, estimate, declaration, claim for refund, information return or statement, or form, including in each case any amendments thereto, filed or required to be filed with any Taxing Authority.

         "Trademarks" means all registered and unregistered trademarks, service marks, trade names, Domain Names, trade dress and logos, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

         "Trade Secrets" means all trade secrets and confidential know-how, prototypes, technical and non-technical data and information, including algorithms, formulae, models, inventions, discoveries and methodologies whether or not patentable or reduced to practice and other confidential business information, the disclosure of which to any other Person would reasonably be expected to harm the competitive position of the owner thereof, or provide competitive assistance to such Person. Until such time as any particular Patent has been published in accordance with the terms of a Patent application or such Patent application has been published, the term "Trade Secret" shall be deemed to include all Disclosures of Inventions disclosed in such Patent application.

         "Treasury Regulations" means the U.S. treasury regulations promulgated pursuant to the Code.

         1.02 Other Defined Terms. The following terms are defined in the sections indicated.

         Acquired Assets...........................................2.01(b)
         Agreement.................................................preamble
         Apportioned Obligations...................................6.08(a)
         Assumed Contracts.........................................2.01(b)(x)
         Assumed Liabilities.......................................2.03
         Bard Indemnified Parties..................................7.02
         Business..................................................recitals
         Business Insurance Policies...............................4.20
         Buyer.....................................................preamble
         Buyer Parties.............................................6.18(a)
         Closing...................................................3.01

         Closing Date..............................................3.01
         Closing Inventory Statement...............................2.06(e)
         Closing Payment...........................................2.05(a)
         Confidentiality Agreement.................................6.06(b)
         Disclosure Supplement.....................................6.01(f)
         Dispute Notice............................................2.06(f)
         Estimated Inventory Amount................................2.06(c)
         Estimated Inventory Statement.............................2.06(b)
         Excluded Assets...........................................2.02
         Excluded Liabilities......................................2.04
         Final Inventory...........................................2.06(g)
         Financial Information.....................................4.16(a)
         Inbound Intellectual Property License.....................4.13(b)
         Independent Firm..........................................2.06(g)
         Intellectual Property Licenses ...........................4.13(b)
         Inventory Amount..........................................2.06(a)
         Inventory Count...........................................2.06(d)
         Inventory Deficiency......................................2.06(c)
         Inventory Excess..........................................2.06(c)
         Kuhle Patent..............................................6.18(a)
         License Agreement.........................................3.02(b)
         Licensed Intellectual Property............................4.13(b)
         Litigated Patent..........................................7.05(b)
         Material Contracts........................................4.07(b)
         Notice Date...............................................2.06(g)
         Notice Period.............................................7.04(a)(ii)
         Notified Body Letters.....................................3.02(n)
         Outbound Intellectual Property License....................4.13(b)
         Owned Intellectual Property...............................4.13(a)
         Parent....................................................preamble
         Participants..............................................4.13(e)
         Permits...................................................4.08(a)
         Permitted Claim...........................................7.05(b)
         Product Data..............................................4.14(a)
         Products..................................................2.01(b)(i)
         Proposed Adjustment.......................................2.06(f)
         Purchase Price............................................2.05
         Registered Marks..........................................4.13(a)
         Retained Names............................................6.09(c)
         Retained Seller Intellectual Property ....................2.02(g)
         Seller....................................................preamble
         Seller Disclosure Schedules...............................6.01(f)
         Seller Parties............................................6.18(a)
         Seller Recipients.........................................6.06
         Semi-Exclusive License....................................4.24

         Signing Inventory Statement...............................2.06(a)
         Spire Indemnified Parties.................................7.03
         Strategic Transaction.....................................6.01(e)
         Sublicense Agreement......................................3.02(c)
         Tax Contest...............................................7.04(b)
         Third Party Claim.........................................7.04(a)(i)
         Third Party Claim Notice..................................7.04(a)(i)
         Transition Services.......................................6.03(b)
         Transfer Taxes............................................6.08(b)


                                   ARTICLE II
                                   ----------

                          PURCHASE AND SALE OF ASSETS;
                    ASSUMPTION OF LIABILITIES; PURCHASE PRICE

         2.01 Purchase and Sale.

              (a) Subject to the terms and conditions of this Agreement, at the Closing, Seller and Parent shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller and Parent, all right, title and interest of Seller and Parent in and to the Acquired Assets, free and clear of all Encumbrances.

              (b) "Acquired Assets" means all of Seller's, Parent's and the other Seller Affiliates' rights, assets and properties of every kind and description Held for Primary Use in the Business, whether tangible or intangible, wherever located and whether or not carried on the books and records of Seller, Parent or any other Seller Affiliate, including Seller's, Parent's and the other Seller Affiliates' right, title and interest in, to and under the following:

              (i) the coated and uncoated hemodialysis catheter products and related catheter kits, accessory products and coatings used or intended or held for use by Seller, Parent or any other Seller Affiliate in the field of hemodialysis therapy, including those products, catheter kits, accessory products and coatings that are set forth on Schedule 2.01(b)(i), and any and all line extensions, modifications, improvements, additions, successors thereto and replacements therefor, in each case, that are owned by or licensed to Seller, Parent or any other Seller Affiliate at the Closing (collectively, "Products");

              (ii) all Purchased Intellectual Property;

              (iii) all customer lists, supplier lists, pricing and cost information, and business and marketing plans, in each case, related to the Acquired Assets, the Business and/or the Products, or otherwise Held for Primary Use in the Business;

              (iv) all Records solely relating to the Products, the Acquired Assets and/or the Business, and photocopies of all other Records Primarily Used in the Business;

              (v) all Product Specifications to the extent owned by Seller and/or

Parent, and otherwise all transferable rights therein;

              (vi) all Product Inventory;

              (vii) all income, royalties, damages and payments due or payable following the Closing Date relating to any of the Purchased Intellectual Property, including damages and payments for past, present or future infringement, misappropriation, dilution or other violation thereof, the right to sue, recover and retain damages for past, present or future infringement, misappropriation, dilution or other violation thereof, and any and all corresponding rights that, now or hereafter, may be secured, excluding any income, royalties, damages and payments related to the Retained Seller Intellectual Property, which rights shall be governed by the terms of the License Agreement or the Sublicense Agreement, as the case may be;

              (viii) all rights to defend against claims made that any rights herein conveyed to Buyer to the Purchased Intellectual Property infringes, misappropriates, dilutes or otherwise violates the intellectual property rights of any Person, excluding any rights related to the Retained Seller Intellectual Property, which rights shall be governed by the terms of the License Agreement or the Sublicense Agreement, as the case may be;

              (ix) all rights to prosecute all Patent applications and maintain all Patents included in the Purchased Intellectual Property, excluding any rights related to the Retained Seller Intellectual Property, which rights shall be governed by the terms of the License Agreement or the Sublicense Agreement, as the case may be;

              (x) all purchase orders and commitments of customers for Products that have been issued in the ordinary course of business consistent with past practice and outstanding and unfulfilled as of the Closing Date, all purchase orders and commitments to vendors for Product Inventory that have been entered into in the ordinary course of business consistent with past practice and outstanding and unfulfilled as of the Closing Date, and all Contracts that are set forth in Schedule 2.01(b)(x), and all rights under each of them (collectively, the "Assumed Contracts");

              (xi) Seller's and Parent's transferable rights under all Permits, except for the Excluded Permits identified on Schedule 4.08(a);

              (xii) all warranties, guaranties and indemnities by any manufacturer or supplier to the extent related to any Product or any Acquired Asset, and all rights to causes of action, lawsuits, judgments, claims and demands of any nature whether choate or inchoate, known or unknown, contingent or non-contingent, available to or being pursued by Seller or Parent or otherwise related to any Product, any Acquired Asset or the Business, whether arising by way of counterclaim or otherwise, including the right to recover all proceeds, settlements and damages therefrom;

              (xiii) all equipment listed on Schedule 2.01(b)(xiii);

              (xiv) all prepaid expenses, credits, deferred charges, advance payments, deposits and other prepaid items of Seller and Parent, to the extent related to any Product or

Acquired Asset or otherwise to the extent arising out of the operation of the Business, and, in each case, any and all rights relating thereto;

              (xv) all rights of Seller, Parent and the other Seller Affiliates to enforce any agreement with any employee or contractor of such Person with respect to Owned Intellectual Property; and

              (xvi) all goodwill, moral rights and other general intangible properties and assets Primarily Used in the Business, including those assets and properties listed on Schedule 2.01(b)(xvi).

         2.02 Excluded Assets. Anything herein to the contrary notwithstanding, Buyer shall not acquire any interest in the following assets of Seller or Parent (whether or not Primarily Used in the Business), all of which shall be retained by Seller or Parent, as applicable (collectively, the "Excluded Assets") and shall be excluded from the definition of Acquired Assets:

              (a) all real property, whether owned or leased;

              (b) the cash and cash equivalents, bank accounts and other depository accounts of Seller, Parent and the Business;

              (c) all accounts receivable outstanding as of the Closing Date;

              (d) all equipment, other than the equipment listed on Schedule 2.01(b)(xiii);

              (e) all books, records and marketing materials of Seller and/or Parent not constituting Records solely related to the Products, the Acquired Assets or the Business; provided that Buyer shall be entitled to receive photocopies of all other Records Primarily Used in the Business;

              (f) all Contracts that are not Assumed Contracts;

              (g) all Intellectual Property of Parent or Seller that is the subject of the licenses granted under and pursuant to the License Agreement or the Sublicense Agreement except to the extent of the licenses granted to Buyer therein and all other Intellectual Property of Parent or Seller identified as an Excluded Asset set forth in Schedule 2.02(g) (collectively, "Retained Seller Intellectual Property");

              (h) all rights in connection with, and assets held with respect to, any Benefit Plans and maintained by any Seller, Parent or any Seller Affiliate, except for those independent contractor agreements constituting Assumed Contracts hereunder and identified in Schedule 2.01(b)(x);

              (i) all employment and consulting agreements and all personnel records and other records relating to the employees of the Business, except for those consulting agreements constituting Assumed Contracts hereunder and identified in Schedule 2.01(b)(x);

              (j) all insurance policies, including the Business Insurance Policies;

              (k) any capital stock of any Affiliate of Seller or Parent;

              (l) all rights of Seller and Parent under this Agreement, including the proceeds of the sale contemplated herein and other payments to Seller contemplated hereby (or under any other agreement between Seller and Buyer);

              (m) all Tax refunds and Tax deposits of Seller and Parent with respect to the Acquired Assets and the Business for any taxable period ending on or prior to the Closing Date;

              (n) all prepaid expenses, credits, deferred charges, advance payments, deposits and other prepaid items of Seller and Parent, to the extent solely related to any Excluded Asset and, in each case, any and all rights relating thereto; and

              (o) all other assets and properties of Seller and Parent not Primarily Used or Held for Primary Use in the Business, including those assets and properties set forth on Schedule 2.02.

         2.03 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume, and agree to pay, perform, fulfill and discharge, all obligations of Seller or Parent arising under the Assumed Contracts, in each case, arising and to be performed following the Closing Date, other than any such obligations relating to or arising from (i) a breach under or default of any such Assumed Contract or failure to timely perform under any such Assumed Contract, in each case, occurring on or prior to the Closing Date, or (ii) events or conditions occurring on or prior to the Closing, which after notice or lapse of time or both would constitute a default or breach by Seller, Parent, or any Seller Affiliate (the "Assumed Liabilities").

         2.04 Excluded Liabilities. The Parties agree that, except for the Assumed Liabilities, Buyer will not assume or be responsible for the payment or assumption of any other liabilities or obligations of any kind of Seller, Parent, any other Seller Affiliate or the Business (collectively, the "Excluded Liabilities"), including any and all liabilities and obligations relating to:

              (a) all Benefit Plans of Seller, Parent or any Seller Affiliate;

              (b) any current or former employees, directors, or officers of Seller, Parent, any other Seller Affiliate or the Business;

              (c) the Excluded Taxes;

              (d) any Indebtedness of Seller, Parent or any other Seller Affiliate;

              (e) all Actions relating to or involving Seller, Parent, any other Seller Affiliate, the Products, the Acquired Assets or the Business, existing on or prior to the Closing

Date, and all Actions with respect to Seller's, Parent's or any other Seller Affiliate's conduct of its business on or after the Closing Date;

              (f) any liabilities or obligations of the Business, on the one hand, owed to Seller, Parent or any other Seller Affiliate, on the other hand;

              (g) any liabilities arising in connection with the negotiation, execution and delivery of this Agreement and the other agreements contemplated hereby (other than as set forth herein or therein); and

              (h) all liabilities with respect to the Excluded Assets.

The Excluded Liabilities are, and shall at all times remain, the liabilities of Seller, Parent and the Seller Affiliates. Seller and Parent hereby covenant to discharge in full in a timely manner all of the Excluded Liabilities.

         2.05 Purchase Price; Closing Payment. The purchase price for this transaction is Fifteen Million Dollars ($15,000,000) (the "Purchase Price"), which amount is subject to adjustment as set forth in Section 2.06 below. The Purchase Price shall be paid as follows:

              (a) Fourteen Million Nine Hundred Thousand Dollars ($14,900,000) of the Purchase Price shall be paid by Buyer directly to Seller and Parent at the Closing (as such amount may be adjusted pursuant to Section 2.06 below, the "Closing Payment"); and

              (b) One Hundred Thousand Dollars ($100,000) of the Purchase Price shall be paid by Buyer directly to those Persons listed in attached Schedule 3.02(e), as more particularly set forth in, and as consideration for the execution and delivery by such Persons of, those non-competition agreements contemplated by Section 3.02(e) below.

The Closing Payment shall be payable at Closing by wire transfer or delivery of other immediately available funds to one or more accounts designated by Seller and Parent.

         2.06 Price Adjustment Related to Product Inventory. The Purchase Price payable under this Agreement shall be adjusted as follows:

              (a) Within five (5) business days prior to the date of this Agreement, Seller and Parent shall have delivered to Buyer a good faith estimate of the statement of the Product Inventory as of such date, determined in a manner consistent with Seller's historical accounting methods, policies and practices (the "Signing Inventory Statement"), which shall indicate the aggregate value (the "Inventory Amount") of such Product Inventory on an itemized basis.

              (b) Within five (5) business days prior to the Closing Date, Seller and Parent shall deliver to Buyer a good faith estimate of the statement of the Product Inventory as of the Closing Date, determined in a manner consistent with Seller's historical accounting methods, policies and practices (the "Estimated Inventory Statement"), which shall indicate the Inventory Amount of such Product Inventory on an itemized basis.

              (c) If the Inventory Amount set forth in the Estimated Inventory Statement (the "Estimated Inventory Amount") is (i) less than the Inventory Amount set forth in the Signing Inventory Statement (the amount of any such deficiency referred to as the "Inventory Deficiency"), the Closing Payment shall be reduced by the absolute value of such Inventory Deficiency, (ii) equal to the Inventory Amount set forth in the Signing Inventory Statement, there shall be no adjustment made to the Closing Payment, or (iii) greater than the Inventory Amount set forth in the Signing Inventory Statement (the amount of any such excess referred to as the "Inventory Excess"), there shall be no adjustment made to the Closing Payment, provided that Buyer shall issue a purchase order to Seller in respect of the Product Inventory subject to such Inventory Excess, and Seller shall render an invoice to Buyer in the amount of the Inventory Excess which shall be payable by Buyer on customary terms.

              (d) Within ten (10) days following the Closing Date, representatives of the Parties shall conduct a joint physical inspection and count of all Product Inventory located at the premises of Seller, Parent and Argon Medical Devices and jointly prepare a written statement confirming the results of such joint physical count (the "Inventory Count"). The Inventory Count shall be conclusive and binding upon the Parties.

              (e) Within thirty (30) days following the Closing, Buyer shall prepare and deliver to Seller and Parent an unaudited statement of the Product Inventory of the Business as of the Closing Date (the "Closing Inventory Statement"). The Closing Inventory Statement shall reflect the results of the Inventory Count, shall be prepared in a manner consistent with Seller's historical accounting methods, policies and practices, and shall specify the exact dollar amount of any difference between the Inventory Amount set forth therein and the Estimated Inventory Amount and the basis for any such difference.

              (f) Within thirty (30) days after Seller's and Parent's receipt of the Closing Inventory Statement, Seller and Parent shall have the right to advise Buyer in writing (a "Dispute Notice") of any disagreement with the Closing Inventory Statement, together with a written indication of any adjustment ("Proposed Adjustment") that Seller and Parent in good faith believe are necessary to be made to the Inventory Amount, specifying the exact dollar amount of such Proposed Adjustment and the basis for requesting any such Proposed Adjustment. At the end of such period for delivery of a Dispute Notice, the Parties may not introduce any additional disagreements with any item on the Closing Inventory Statement, and any items in the Closing Inventory Statement that are not then disputed in any Dispute Notice shall be deemed agreed by the Parties and shall be final and binding. If Seller and Parent timely submit a Dispute Notice, the Parties shall promptly meet and make a good faith effort to resolve any disagreements between them concerning any Proposed Adjustment, and if the Parties reach agreement on the resolution of such dispute, such Proposed Adjustment (with any changes agreed by the Parties) shall be final and binding. If Seller and Parent do not submit any Dispute Notice within the thirty (30) day period pursuant to this Section 2.06(f), then the Closing Inventory Statement shall be deemed the Final Inventory (as defined below).

              (g) If any Proposed Adjustment in dispute cannot be so resolved within twenty (20) days after the date of the Dispute Notice, the Parties agree to promptly engage the services of a mutually acceptable independent accounting firm (the "Independent Firm") to review and resolve all such Proposed Adjustments on which the Parties are unable to agree. The Independent Firm shall only review disputed Proposed Adjustments and shall not have the ability to review any items not in dispute in the Dispute Notice or otherwise previously agreed by the Parties. Not later than ten (10) days after engaging the Independent Firm (the "Notice Date"), Buyer, on the one hand, and Seller and Parent, on the other hand, each shall present or cause to be presented to the Independent Firm in writing, and the Independent Firm shall review and consider, their respective positions with regard to the disputed Proposed Adjustments together with such supporting documentation, calculation or written statements as any Party may wish to present. The Parties shall use their respective commercially reasonable efforts to cause the Independent Firm to render its decisions on the disputed Proposed Adjustments as soon as it is reasonably practicable but no later than thirty (30) days after the Notice Date, including by promptly complying with all reasonable requests of the Independent Firm for information, papers, books, records and access to relevant personnel and outside accountants of the Parties. The determination of the Independent Firm reached in accordance with this Section 2.06(g) shall be binding on the Parties with respect to changes, if any, to be made to the Proposed Adjustments. The final Inventory Amount determined pursuant to Section 2.06(f) and (g) is referred to herein as the "Final Inventory." If Seller and Parent shall have submitted a Dispute Notice pursuant to Section 2.06(f), then the final Inventory Amount as agreed to by the Parties or determined by the Independent Firm shall be deemed the Final Inventory.

              (h) If the Parties submit any unresolved disagreements to the Independent Firm for resolution as provided herein, Seller and Parent, on the one hand, and Buyer, on the other hand, shall share responsibility for the fees and expenses of the Independent Firm as follows: (i) if the Independent Firm resolves all of the unresolved disagreements in favor of either Seller and Parent, on the one hand, or Buyer, on the other hand, the other Party or Parties shall be responsible for all of the fees and expenses of the Independent Firm; or (ii) if the Independent Firm resolves certain of the unresolved disagreements in favor of Seller and Parent, on the one hand, or Buyer, on the other hand, and the rest of the unresolved disagreements in favor of the other Party or Parties, each Party shall be responsible for a proportionate amount of the fees and expenses of the Independent Firm based on the dollar amount of the unresolved disagreements resolved against such Party compared to the total dollar amount of all unresolved disagreements originally submitted to the Independent Firm.

              (i) If the Final Inventory is: (i) less than the Estimated Inventory Amount, Seller and Parent, jointly and severally, shall pay to Buyer the absolute value of the difference between the Final Inventory and the Estimated Inventory Amount (which payment shall include refunds of any and all amounts paid by Buyer in respect of a purchase order that was issued in connection with any Inventory Excess, as applicable) within ten (10) days after the determination thereof; (ii) equal to the Estimated Inventory Amount, no Party shall be required to make any additional payment to any other Party as a result thereof; or (iii) greater than the Estimated Inventory Amount, Buyer shall pay to Seller the absolute value of the difference between the Final Inventory and the Estimated Inventory Amount within ten (10) days after the determination thereof; provided that to the extent that any payment required to be made by Buyer pursuant to this Section 2.06(i)(iii) causes the Purchase Price to exceed $15,000,000, Buyer shall issue a purchase order to Seller in respect of the Product Inventory subject to such excess and Seller shall render an invoice to Buyer in the amount of such excess which shall be payable by Buyer on customary terms.

         2.07 Allocation of Purchase Price.

              (a) Buyer shall prepare an allocation of the Purchase Price and the Assumed Liabilities in accordance with Section 1060 of the Code, which allocation shall be binding on Seller and Parent. Buyer shall deliver such allocation to Seller and Parent within sixty (60) days after the Closing Date. The Parties agree to act in accordance with the computations and allocations as determined pursuant to this Section 2.07 in all relevant Tax Returns or filings, including any Tax Returns, forms or reports required to be filed pursuant to
Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of Law, and to cooperate in the preparation of any such forms and to file such forms in the manner required by applicable Law. Seller and Parent shall timely and properly prepare, execute, file and deliver all such documents or other information as Buyer may reasonably request to prepare such allocation. To the extent that the Purchase Price is adjusted pursuant to the terms of this Agreement, the allocation shall be revised on a dollar-for-dollar basis to reflect such adjustment.

              (b) Notwithstanding anything to the contrary set forth in Section 2.07(a) above, Buyer, Seller and Parent acknowledge and agree that Buyer will not allocate an amount to Product Inventory delivered to Buyer at the Closing in excess of One Million Two Hundred Thousand Dollars ($1,200,000) without the prior written consent of Seller, which consent shall not be unreasonably withheld (provided that the Parties acknowledge and agree that Seller's failure to consent shall be deemed to be unreasonable unless such failure is supported by a third-party appraisal of such Product Inventory, in which case, the unresolved valuation of such Product Inventory shall be promptly submitted to a jointly-retained third party accounting firm for determination, which shall be final and binding on Buyer, Seller and Parent). The cost and expenses of such third party accounting firm shall be borne equally by Buyer, on the one hand, and Seller and Parent, on the other hand.

         2.08 Withholding. Buyer shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under any provision of federal, state, local or foreign Tax Laws. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

                                  ARTICLE III
                                  -----------

                                     CLOSING

         3.01 Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such location as the Parties may designate in writing at 10:00 a.m. (New York City time) on the third business day following the satisfaction or waiver of the conditions set forth in
Article VIII, or at such other time and date as the Parties may agree. The "Closing Date" shall be the date upon which the Closing occurs.

         3.02 Deliveries by Seller and Parent. At the Closing, Seller and Parent shall deliver to Buyer the following:

              (a) the bill of sale and assignment and assumption agreement, substantially in the form attached as Exhibit A, duly executed by Seller and Parent;

              (b) the license agreement, substantially in the form attached as Exhibit B (the "License Agreement"), duly executed by Seller and Parent;

              (c) the sublicense agreement, substantially in the form attached as Exhibit C the ("Sublicense Agreement"), duly executed by Seller, Parent and Corline Systems AB;

              (d) the consulting agreement, substantially in the form attached as Exhibit D, duly executed by Mr. Shekhar Nimkar;

              (e) the non-competition agreements, substantially in the form attached as Exhibit E, duly executed by those Persons listed in attached
Schedule 3.02(e);

              (f) true, complete and correct copies of all consents set forth on
Schedule 4.04, to the extent not waived in writing by Buyer;

              (g) the patent assignments, substantially in the form attached as Exhibit F, in recordable form and duly executed by Seller or Parent, as applicable;

              (h) the copyright assignments, substantially in the form attached as Exhibit G, in recordable form and duly executed by Seller or Parent, as applicable;

              (i) the trademark assignments, substantially in the form attached as Exhibit H, in recordable form and duly executed by Seller or Parent, as applicable;

              (j) a copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each of Seller and Parent, dated on or about the Closing Date, certifying that such Person is duly organized and in good standing or presently subsisting under the Laws of the State of the jurisdiction of its incorporation;

              (k) a certificate, dated the Closing Date, executed by the Secretary or Assistant Secretary of each of Seller and Parent, certifying the incumbency of each officer executing this Agreement or any other documents and instruments to be executed and delivered pursuant hereto on behalf of such Person, and attached to which are copies of all resolutions of the board of directors of Seller and Parent and the stockholder of Seller authorizing the transactions contemplated hereby or otherwise relating to this Agreement and the transactions contemplated hereby, certified as being in full force and effect on the Closing Date;

              (l) releases (in recordable forms), pay-off letters and UCC-3 termination statements (in recordable form) from any Person having an Encumbrance on any

Acquired Assets, or such other evidence of termination of such Encumbrance as is acceptable to Buyer;

              (m) all documents and certificates, in form and substance reasonably satisfactory to Buyer, that are required by any Taxing Authority to relieve Buyer of any liability for unpaid Taxes of Seller, Parent, or any Seller Affiliate or of any obligation to withhold any portion of the consideration paid to Parent or Seller pursuant to this Agreement;

              (n) copies of the letter(s), in the form(s) attached as Exhibit I, to be sent by Seller and/or Parent upon the Closing to applicable Notified Bodies notifying each such Notified Body of the transfer of the rights to the Regulatory Applications relating to the Products (the "Notified Body Letters");

              (o) a certificate, dated the Closing Date and executed by the Chief Executive Officer or President of each of Seller and Parent, certifying that each of the conditions specified in Section 8.01(a) through (e) is satisfied in all respects;

              (p) true, correct and complete copies of all Records; and

              (q) such other documents and instruments as Buyer may reasonably request, including any other instruments of transfer and assignment as shall be necessary to vest in Buyer all right, title and interest in and to the Acquired Assets free and clear of any and all Encumbrances.

         3.03 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller and Parent the following:

              (a) the Closing Payment, payable in accordance with Section 2.05;

              (b) the bill of sale and assignment and assumption agreement, substantially in the form attached as Exhibit A, duly executed by Buyer;

              (c) the License Agreement, duly executed by Buyer or an Affiliate of Buyer, as applicable;

              (d) the Sublicense Agreement, duly executed by Buyer or an Affiliate of Buyer, as applicable;

              (e) a certificate, dated the Closing Date, executed by the Secretary or Assistant Secretary of Buyer, certifying the incumbency of each officer executing this Agreement or any other documents and instruments to be executed and delivered pursuant hereto on behalf of such Person;

              (f) a certificate, dated the Closing Date and executed by an executive officer of Buyer, certifying that each of the conditions specified in
Section 8.02(a) and (b) is satisfied in all respects; and

              (g) such other documents and instruments as Seller and Parent may reasonably request and Buyer can reasonably and lawfully provide.

                                   ARTICLE IV
                                   ----------

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

         Seller and Parent hereby represent and warrant, jointly and severally, to Buyer as follows, subject in each case to such exceptions as are specifically set forth herein and in the attached Schedules of Seller and Parent:

         4.01 Organization; Qualification.

              (a) Each of Seller and Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation with the full corporate power and authority to conduct its business as now conducted and to own and lease its assets and properties.

              (b) Each of Seller and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         4.02 Power and Authority. Each of Seller and Parent has the full power and authority to execute and deliver this Agreement and perform their respective obligations hereunder and under the other agreements and instruments to be executed and delivered by each such Person in connection with the transactions contemplated hereby and thereby. Each of Seller and Parent has taken all necessary action (corporate or otherwise) to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by Seller and Parent, as applicable, in connection with the transactions contemplated hereby and thereby will be (when executed and delivered by all of the Parties thereto), the legal, valid and binding obligations of each such Person, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforcement of creditors' rights generally. Neither Seller nor Parent is in default under or in violation of any provision of its charter or bylaws.

         4.03 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby
(i) violates any provision of the certificate of incorporation, bylaws or other constitutive documents of Seller or Parent, (ii) violates or is in conflict with
(a) any applicable Law or (b) any Order directed to

Seller or Parent or affecting any of their assets or properties, or (iii) except as set forth on Schedule 4.03(iii), violates or conflicts with or constitutes a default (or an event that, with notice or lapse of time or both, would constitute a default) under or results in the termination of, or gives any Person the right to terminate, or accelerates the performance required by, any Material Contract or any term or provision thereof, or results in the creation of an Encumbrance upon any of the Acquired Assets or any other asset or property of Seller or Parent.

         4.04 Consents. Except as set forth on Schedule 4.04, no authorization, consent, approval, order or declaration of, registration or filing with or notice to any Governmental Authority or other Person is necessary for the execution and delivery of this Agreement or any other agreement or document to be delivered by Seller or Parent or the consummation by any such Person of the transactions contemplated hereby or thereby.

         4.05 Title to Acquired Assets. Except as set forth on Schedule 4.05(a), Seller and Parent collectively have good, valid and marketable title to all of the Acquired Assets, and, except as set forth on Schedule 4.05(b), Seller and Parent collectively have the full right to sell, transfer and assign all of the Acquired Assets to Buyer, free and clear of all Encumbrances. Following the Closing, Buyer will (i) except as set forth on Schedule 4.05(c), be the lawful owner of, and have good, valid and marketable title to, the Acquired Assets, free and clear of all Encumbrances, and (ii) except as set forth on Schedule 4.05(d), have valid written licenses to use all Licensed Intellectual Property on terms and conditions that Seller and/or Parent enjoyed immediately prior to the Closing. All of the tangible assets and property included in the Acquired Assets, whether owned or leased, have no material defects, have been maintained in accordance with normal industry practice and are in good repair and operating condition, ordinary wear and tear excepted.

         4.06 Litigation. Except as set forth on Schedule 4.06, there are no Actions pending or, to Seller's Knowledge, threatened against or affecting the Business, Seller, Parent, any other Seller Affiliate or any of their respective assets or properties (including the Acquired Assets) nor, to Seller's Knowledge (without a duty of inquiry), is there any reasonable basis for any such Action against Seller, Parent or any other Seller Affiliate affecting the Business or the Acquired Assets. There is no Order binding upon Seller, Parent or any other Seller Affiliate (whether relating to any Acquired Asset, the Business, the Assumed Liabilities or otherwise) that could reasonably be expected to interfere with Seller's or Parent's ability to consummate this Agreement or the transactions contemplated hereby or adversely affect Buyer's rights in and to any Acquired Asset or future operation of the Business.

         4.07 Material Contracts.

              (a) Schedule 4.07(a) contains a true and complete list of all Contracts (including descriptions of any oral agreements, understandings or arrangements) that relate to the Acquired Assets or the Business and that:

                  (i) involve revenues or expenditures in excess of $25,000;

                  (ii) are with a sales representative, manufacturer's representative, distributor, customer, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, the performance of which will involve payments of more than $25,000, in the aggregate;

                  (iii) provide for the purchase or sale of raw materials, equipment, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will involve consideration of more than $25,000, in the aggregate;

                  (v) were entered into for the disposition of assets (outside the ordinary course of business) or granting to any Person a right of first refusal or option to purchase or acquire any Acquired Asset, which right or option will be outstanding following the date hereof;

                  (vi) contain covenants limiting the freedom or ability of Seller, Parent or any Seller Affiliate to engage in the Business;

                  (vii) are with any Governmental Authority or that may reasonably be expected to result in payment of rebates, discounts, fees or other amounts pursuant to Section 6.13;

                  (viii) relate to any research and development or clinical trial conducted or to be conducted related to the Business or any Acquired Asset, and all contracts related to clinical trials;

                  (ix) constitute a material joint venture, partnership or similar agreement;

                  (x) constitute a material consulting agreement relating to the Business;

                  (xi) constitute a material lease of personal property, whether as lessor or lessee;

                  (xii) constitute a material guaranty or suretyship, performance bond, indemnification or contribution agreement, including any corporate or personal guarantee to suppliers, sureties, banks or others;

                  (xiii) involve a term of more than sixty (60) days, may not be terminated by Seller, Parent or any Seller Affiliate, without penalty, within thirty (30) days after the delivery of a termination notice by Seller, Parent or any Seller Affiliate, as applicable, and involve revenues or expenditures in excess of $25,000; or

                  (xiv) constitute a Contract that is otherwise material to the conduct of the Business (or the violation of which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

              (b) The Contracts referenced in Section 4.07(a), together with all Intellectual Property Licenses, are collectively referred to as, the "Material Contracts." Seller and Parent have made available to Buyer true, correct and complete copies of each Material Contract (including any amendments, addenda, modifications, supplements or waivers thereto) to which it is party. Except as set forth in Schedule 4.07(b), all Material Contracts are legal, valid and binding contracts, are in full force and effect and enforceable in accordance with their respective terms, and will continue to be legal, valid and binding, in full force and effect and enforceable on identical terms immediately following the consummation of the transactions contemplated hereby.

              (c) Except as set forth in Schedule 4.07(c), none of Seller, Parent and, to Seller's Knowledge, any other party to any Material Contract is (or with notice or lapse of time or both would be) in violation or breach of, or in default under, the terms of such Material Contract. Except as set forth in
Schedule 4.07(c), there is no dispute in connection with, and, to Seller's Knowledge, there has not occurred any event or condition, which (whether with or without notice, lapse of time or both, or the happening of any occurrence of any other event) constitutes a basis of force majeure or other claim of excusable delay or nonperformance by any Person under, any Material Contract. Except as set forth in Schedule 4.07(c), neither Seller nor Parent has received any written notice from any counterparty to any Material Contract of any dispute, breach, penalty, liability, refusal or other default or event that with or without notice or lapse of time or both, would violate, breach, conflict with, constitute a default under, or permit the termination or acceleration of maturity or performance of, or result in the imposition of an Encumbrance upon any of the Acquired Assets or any of the Assumed Liabilities. Neither Seller nor Parent has waived any rights under or with respect to any Material Contract.

              (d) Schedule 4.07(d) sets forth a description of all negotiations currently in process that relate to any Material Contract or any prospective Material Contract to which Seller or Parent will be a party or by which Seller or Parent may be bound or that relates any Acquired Asset or the Business.

         4.08 Licenses and Permits.

              (a) Schedule 4.08(a) sets forth a true, correct and complete list of all licenses, permits, orders, franchises, certificates and other governmental authorizations, consents, rights, concurrences, exemptions, clearances, registrations and approvals issued by and declarations, registrations and filings with any Governmental Authority that are necessary for Seller and Parent to conduct the Business as currently conducted, including all Regulatory Applications and facilities registrations relating to the Acquired Assets or the Business (collectively, the "Permits"). Seller and Parent have made available to Buyer true, correct and complete copies of all material Regulatory Correspondence of Seller, Parent or any other Seller Affiliate related to the Acquired Assets or the Business since the date of initial application for any regulatory approval.

              (b) Seller and Parent, collectively, have all Permits necessary for the conduct of the Business (including with respect to Environmental Laws) by them in jurisdictions where they currently conduct business, all such Permits are valid and in full force and effect, in good standing, and all information submitted to the applicable Governmental Authority in order to obtain each such Permit was true, accurate and complete in all material respects when submitted, and, to Seller's Knowledge, there is no impediment to any renewal thereof. The Business is, and at all times has been, operated in compliance with the requirements, terms and conditions of all Permits and with any Order of any Governmental Authority that is applicable to the operation of the Business. None of Seller, Parent and the other Seller Affiliates has received any written notice or, to Seller's Knowledge, oral notice from any Governmental Authority or any Spire Person of any deficiency with respect to any Permit. Except as set forth on Schedule 4.08(b)(i), no proceeding is pending or, to Seller's Knowledge, threatened to revoke or amend any of such Permits nor, to Seller's Knowledge, are there facts or circumstances which could reasonably be expected to form a basis upon which a Governmental Authority could seek to revoke, suspend, cancel, modify, place on probation, or amend any Permit. The execution and delivery of this Agreement will not result in any non-renewal, cancellation, modification, impairment, revocation, suspension or limitation of any Permit that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and, except as set forth on Schedule 4.08(b)(ii), no Permit by its terms requires the consent of its issuing authority in order to remain in full force and effect after the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

         4.09 Compliance with Law and Regulatory Requirements; Warranties.

              (a) Except as set forth on Schedule 4.09(a)(i), Seller and Parent are in compliance with all Device Regulations and all applicable Laws (including Environmental Laws) and all Orders with respect to their businesses in the medical device field, and no Action has been filed or commenced or, to Seller's Knowledge, threatened to be filed or commenced against any of them alleging any failure to so comply. Except as set forth in Schedule 4.09(a)(ii), within the three (3) year period immediately preceding the date hereof, none of Seller, Parent and the other Seller Affiliates has conducted, whether voluntarily or otherwise, nor is there currently under consideration by Seller, Parent, or the other Seller Affiliates, any recall, removal, market withdrawal or corrective action with respect to any Product or Acquired Asset.

              (b) Without limiting the generality of the foregoing, except as set forth on Schedule 4.09(b), Seller, Parent and the other Seller Affiliates have conducted and are conducting the Business and have used and are using the Products and Acquired Assets in compliance with all material respects with the FDCA, the Directive, all other Device Regulations, and the applicable national legislation of the European Union Member States. Except as set forth on Schedule 4.09(b), each Product that is a Regulated Product has been and is being developed, manufactured, tested, packaged, labeled, distributed, marketed, commercialized and sold by such Person in compliance in all material respects with applicable Laws, including those relating to (i) good manufacturing practices, including quality systems requirements, (ii) the Regulatory Applications, (iii) investigational devices, (iv) clinical studies and the protection of human subjects, (v) labeling, (vi) record keeping and (vii) filing of MDRs and other reports to the FDA, Notified Body or other applicable Government Authority.

              (c) Except as set forth in Schedule 4.09(c), none of Seller, Parent and the other Seller Affiliates has received notice of, or been subject to, any adverse inspectional finding, Form 483, warning letter, finding of deficiency, finding of non-compliance, compelled or voluntary recall, data integrity review, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement action by the FDA, any Notified Body or other Governmental Authority relating to any Product, any Product-related marketing or promotional materials, or any of the facilities in which any Products are manufactured, tested, packaged, labeled, stored or handled.

              (d) None of Seller, Parent and the other Seller Affiliates, nor, to Seller's Knowledge, any of their employees (or agents), have made an untrue statement of material fact or fraudulent statement to the FDA or any other similar Governmental Authority, or in any records and documentation prepared or maintained to comply with the applicable Laws, with respect to any Product or the Business, or failed to disclose a material fact required to be disclosed to the FDA or any other similar Governmental Authority. None of Seller, Parent and the other Seller Affiliates has failed to comply in any respect with any testing requirements or study protocols in connection with the work relied upon by Seller or any Seller Affiliate in any submission or documentation for the FDA or other Governmental Authorities related to any Product or Acquired Asset.

              (e) Seller, Parent, the other Seller Affiliates and their officers, directors and employees (and to the Knowledge of Sellers, sales agents) have not, with respect to the manufacture, distribution or sale of any
Product: (i) been debarred or received notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. ss.ss. 335a, 335b, or 335c, 42 U.S.C. ss. 1320a-7, 45 C.F.R. Part 76 or any equivalent provisions in any other applicable jurisdiction; or (ii) been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to Seller's Knowledge, threatened in writing against same. None of Seller, Parent and the other Seller Affiliates has made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Authority.

              (f) Except as set forth on Schedule 4.09(f)(i), there are not presently pending, nor, to Seller's Knowledge, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, or other communications relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product, or alleging that any Product is otherwise unsafe or ineffective for its intended use. Except as set forth on Schedule 4.09(f)(ii), none of Seller, Parent and the other Seller Affiliates has within the three (3) year period immediately preceding the date hereof made any modification to any Product because of warranty, product liability, regulatory or other claims or communications concerning alleged hazards or defects in such Product.

              (g) To the extent applicable to the Business and to Seller's
Knowledge:

                  (i) Seller, Parent and any other Seller Affiliate pays only reasonable travel and meal costs for health care professionals receiving training sponsored by any of them, and each such health care professional has a bona fide need for such training;

                  (ii) Seller, Parent and any other Seller Affiliate provides educational grants to third party educational sponsors only if such sponsors have a genuine educational purpose or function and only when: (x) the educational gathering is primarily dedicated to promoting objective scientific and educational activities and discourse; and (y) the training institution or the conference sponsor selects the attending health care professionals who are in training, and (2) any meals sponsored or furnished by Seller, Parent or any other Seller Affiliate at a conference sponsored by a third party are of modest value;

                  (iii) Seller, Parent and any other Seller Affiliate pays consultants no more than fair market value for their services, plus reasonable and actual expenses, and only purchases services for which there is a commercially reasonable need that is identified by the parties in advance;

                  (iv) any gift furnished by a Seller, Parent and any other Seller Affiliate has never exceeded $100 and has never been in the form of cash or a cash equivalent;

                  (v) all grant making functions for Seller, Parent or any Seller Affiliate are separated from each such entity's sales and marketing functions; and

                  (vi) all price concessions offered or furnished by Seller, Parent or any Seller Affiliate to purchasers comply with the discount safe harbor (42 C.F.R. ss. 1001.952(h)).

              (h) Neither Seller, Parent, nor any other Seller Affiliate has established any reimbursement support program, such that payment for any Product is contingent upon a purchaser's receipt of payment from a third party payer. Neither Seller, Parent, nor any other Seller Affiliate furnishes any coverage, coding, or billing advice to any health care professionals regarding off-label indications of any Product. Without limiting the generality of the foregoing, each of Seller, Parent and the other Seller Affiliates are conducting the Business and using the Products, and have always conducted the Business and used the Products, in compliance with the Anti-Kickback Statute (42 U.S.C. ss. 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. ss. 1320a-7a), the Stark Law (42 U.S.C. ss. 1395nn), the False Claims Act (31 U.S.C. ss. 3729 et seq.) and all of the regulations promulgated under all such statutes.

         4.10 Environmental Matters(a) . Seller is in compliance with all applicable Environmental Laws. None of Seller, Parent and the other Seller Affiliates has received any written notice or report regarding any actual or alleged violation of Environmental Laws, or any condition that would constitute such a violation, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to the Business, Seller or their facilities arising under Environmental Laws. To Seller's Knowledge, no Hazardous Substances are present in violation of any Environmental Law on Seller's property, and no material expenditures by Seller, Parent or any Seller Affiliate are or will be required in order to comply with any such existing Environmental Laws. Neither Seller, Parent nor any other Seller Affiliate operates any facility outside of the United States.

         4.11 Employees. Seller, Parent and the other Seller Affiliates have complied in all material respects with all applicable Laws pertaining to the employment or termination of employment of their current or former employees, including the Worker Adjustment and Retraining Notification Act of 1988 and all such other Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination and other similar employment activities.

         4.12 Taxes.

              (a) Each of Seller, Parent and the Seller Affiliates has timely filed all Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects. All Taxes owed by Seller or Parent (whether or not shown or required to be shown on any Tax Return) have been timely paid. There is no Tax deficiency or proposed Tax deficiency of any Person that could result in an Encumbrance on any of the Acquired Assets or in a claim against Buyer as transferee or owner of the Acquired Assets. Each of Seller and Parent have collected and remitted all Taxes as required by each local jurisdiction in which it does business. No claim has ever been made by a Taxing Authority in a jurisdiction where Seller, Parent or any other Seller Affiliate does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to any of the Acquired Assets or the Business. There are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax and, to Seller's Knowledge, there is no proposal by any Taxing Authority to attach any such Encumbrances.

              (b) Except as set forth on Schedule 4.12(b), each of Seller, Parent and the Seller Affiliates has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party relating to any of the Acquired Assets or the Business.

              (c) There is no dispute or claim concerning any liability of Seller or Parent for Taxes either (i) claimed or raised by any Taxing Authority or (ii) except as set forth on Schedule 4.12(c), as to which Seller, Parent, any other Seller Affiliate or any of the directors and officers (or employees responsible for Tax matters) of Seller or Parent has knowledge based upon personal contact with any agent of such Taxing Authority.

              (d) None of Seller, Parent and the other Seller Affiliates has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or agreed (or is subject to an agreement) to extend the time with respect to a Tax assessment or deficiency.

              (e) None of Seller, Parent and the Seller Affiliates has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments with respect to any of the Acquired Assets or the Business that will not be deductible under Code Section 162(m) or 280G.

              (f) Schedule 4.12(f) sets forth all closing agreements and Tax rulings requested or received from any Taxing Authority with respect to the Acquired Assets or the Business.

              (g) Seller, Parent and the Seller Affiliates are not obligated in connection with the Acquired Assets or the Business to pay the Taxes of another Person by contract, as transferee, as successor, or otherwise.

         4.13 Intellectual Property.

              (a) Owned Intellectual Property. Schedule 4.13(a) sets forth a complete and correct list (including application number, registration number or equivalent identifying information, where applicable) of all Intellectual Property (other than Trade Secrets), owned by Seller, Parent or any other Seller Affiliate and Held for Primary Use in the Business (the foregoing, together with all Trade Secrets owned by Seller, Parent or any other Seller Affiliate and Held for Primary Use in the Business, is referred to collectively as "Owned Intellectual Property"). With respect to each application and registration identified on Schedule 4.13(a), (i) Seller or Parent is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record thereof, and (ii) each of Seller, Parent and each other Seller Affiliate is in compliance in all material respects with all legal requirements pertaining to the timely payment of filing, examination and maintenance fees, as well as timely post-registration filing of affidavits of use, incontestability and renewal applications with respect thereto. With respect to Trademarks for which a registration has been issued or application for registration has been filed (collectively "Registered Marks"), except as specifically set forth in
Schedule 4.13(a), each of the Registered Marks listed in Schedule 4.13(a) has been, since the date of application, and continues to be, used in the applicable country of registration or application on all of the goods or in connection with all of the services identified in the applicable registration, application, or affidavit or statement of use filed in the appropriate trademark office with respect thereto. Except as specifically set forth on Schedule 4.13(a), no action or omission of Parent, Seller or any other Seller Affiliate is reasonably likely to result in the abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any Trademark listed in Schedule 4.13(a). Parent and Seller have taken or caused to be taken all reasonable steps to protect Seller's and Parent's rights in and to each Trademark listed in Schedule 4.13(a) and to prevent the unauthorized use thereof by any other Person. All inventors, including current or former employees of Seller, Parent and each other Seller Affiliate, are appropriately named as inventors on any issued Patent or pending Patent application listed in Schedule 4.13(a). To Seller's Knowledge (without a duty of reasonable inquiry), all prior art has been disclosed in all issued Patents and pending Patent applications listed in Schedule 4.13(a), in each case, to the extent the non-disclosure of which (x) would invalidate any such issued Patent, or (y) in connection with any such Patent application, prevent the issuance or enforceability of a Patent covering all claims contained therein.

              (b) Licensed Intellectual Property.

                  (i) Schedule 4.13(b)(i)(1) sets forth a complete and correct list of all Intellectual Property (other than Trade Secrets) Held for Primary Use in the Business that

Seller, Parent, or any other Seller Affiliate has licensed from others or has otherwise been permitted by others to use, except for licenses of commercial off-the-shelf software (the foregoing, together with all Trade Secrets Held for Primary Use in the Business that Seller, Parent, or any other Seller Affiliate has licensed from others or has otherwise been permitted by others to use, is referred to collectively as "Licensed Intellectual Property"). Except for such Intellectual Property that is in the public domain, each of Seller, Parent and each other Seller Affiliate has used such Licensed Intellectual Property in all material respects in accordance with an agreement or instrument, each of which is identified in Schedule 4.13(b)(i)(2) (each an "Inbound Intellectual Property License").

                  (ii) Schedule 4.13(b)(ii) contains a complete and accurate list of all licenses, sublicenses, and other agreements under which rights are granted by Seller, Parent or any other Seller Affiliate in connection with the Business to any third party with respect to any Business Intellectual Property ("Outbound Intellectual Property License" and, collectively with Inbound Intellectual Property Licenses, "Intellectual Property Licenses").

                  (iii) Except as set forth on Schedule 4.13(b)(iii), all Intellectual Property Licenses are valid and enforceable and, immediately following the Closing, to Seller's Knowledge, will remain in full force and effect. Except as set forth on Schedule 4.13(b)(iii), Seller, Parent and each other Seller Affiliate has performed all obligations imposed upon it under the Intellectual Property Licenses in all material respects. Except as set forth on
Schedule 4.13(b)(iii), none of Seller, Parent or any other Seller Affiliate and, to Seller's Knowledge, no other party thereto is in breach of or default under the terms of any Intellectual Property License, and there is not any event which with notice or lapse of time or both would constitute a default thereunder. Except as set forth in Schedule 4.13(b)(iii), there are no written notices of any disputes or disagreements with respect to any Intellectual Property Licenses.

              (c) Except as set forth on Schedule 4.13(c)(i) and any manufacturing processes or practices of third party vendors of the Business that are not contained within the Purchased Intellectual Property, (i) the Purchased Intellectual Property, to Seller's Knowledge, will be sufficient to permit Buyer to operate the Business immediately after the Closing substantially in the same manner as operated by Seller and Parent immediately prior to the Closing and
(ii) the Purchased Intellectual Property constitutes all of the Intellectual Property currently used by Parent and Seller in the conduct of the Business. Except as set forth in Schedule 4.13(c)(ii), all of the Business Intellectual Property is fully assignable or licensable by Seller or Parent to any Person, and all of the Intellectual Property that is subject to the License Agreement and Sublicense Agreement is fully licensable or sublicensable by Seller or Parent, as applicable, to Buyer. To Seller's Knowledge (without a duty of reasonable inquiry), all claim limitations in all issued Patents included in the Owned Intellectual Property are valid and enforceable.

              (d) Each of Seller, Parent and each other Seller Affiliate has taken reasonable steps, consistent with normal industry practice, to maintain the confidentiality of all Trade Secrets used, currently in development for use or held for use in the Business. To Seller's Knowledge, there has been no misappropriation of any such Trade Secrets by any Person, and, to Seller's Knowledge, no such Trade Secrets or other proprietary information have been used by,

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

disclosed to or discovered by any Person, except pursuant to valid and appropriate non-disclosure, assignment and/or license agreements that have not been breached. To Seller's Knowledge, Seller or Parent owns, and has the exclusive right to use, all Trade Secrets contained within the Business Intellectual Property.

              (e) All Spire Persons who have contributed to or participated in the design, conception, development or reduction to practice of any Owned Intellectual Property (collectively, the "Participants") either (i) have been a party to "work-for-hire" arrangements or agreements with Seller, Parent or such other Seller Affiliate, in accordance with applicable Law, that have assigned, or require them to assign, to Seller or Parent full, effective, sole, exclusive and original ownership of all tangible property and Intellectual Property designed, conceived, developed or reduced to practice by them, or (ii) have executed appropriate instruments of assignment of inventions agreements assigning all right, title and interest in their inventions to Seller or Parent, free and clear of all Encumbrances. Seller and Parent possess executed copies of all such written agreements by all present and former Participants, all of which have been made available to Buyer. Except as set forth in Schedule 4.13(e), neither Seller nor any Participant has, in the course of design, conception, development or reduction to practice of the Owned Intellectual Property, used any facilities of, or received any remuneration attributable to, such design, conception, development or reduction to practice from any academic or research institution or Governmental Authority. Seller and Parent have taken commercially reasonable efforts in accordance with normal industry practice to protect the confidentiality of all Intellectual Property and confidential or proprietary information relating to the Products, the Business Intellectual Property and the other Acquired Assets.

              (f) Except as set forth in Schedule 4.13(f), neither Seller nor Parent are party to any agreement that restricts, and neither has waived, any right either may have to bring Actions against any Person that is infringing any Business Intellectual Property or to retain for itself any Damages recovered in any such Action.

              (g) To Seller's Knowledge (without a duty of reasonable inquiry), except as set forth in Schedule 4.13(g), the conduct of the Business as currently conducted and the use of the Business Intellectual Property as currently used in the Business do not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, nor, to Seller's Knowledge (without a duty of reasonable inquiry), within the previous six (6) years have infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person. Except as set forth in Schedule 4.13(g), no claims are pending or, to Seller's Knowledge, threatened, against Seller, Parent, any other Seller Affiliate or the Business by any Person (i) with respect to the ownership, validity, enforceability, effectiveness or use of any Business Intellectual Property, (ii) contesting the right of Seller, Parent or any other Seller Affiliate to manufacture, market or sell any Products or to use any of the Acquired Assets, or (iii) alleging that the conduct of the Business as currently conducted or the use of the Business Intellectual Property as currently used in the Business infringes, misappropriates or violates the Intellectual Property rights of any other Person. Except as set forth in
Schedule 4.13(g), there is no pending or, to Seller's Knowledge, threatened, opposition, interference or cancellation proceeding before any Governmental Authority in any jurisdiction against any registrations or applications relating to the Owned Intellectual Property. To Seller's Knowledge, there is no pending or threatened, opposition, interference or cancellation proceeding before any Governmental Authority in any jurisdiction against any registrations or applications relating to the Licensed Intellectual Property.

              (h) No part of the Business Intellectual Property is owned by, licensed from or licensed to any Seller Affiliate (other than Parent), any Spire Person or any stockholder, director or officer of Seller or any Seller Affiliate.

         4.14 Product Data; Product Specifications.

              (a) Schedule 4.14(a) provides a true, correct and complete list of the following (the "Product Data"): (i) all current sources of supply for any raw material, supply or component part required or used in connection with any Acquired Asset or the Business, noting, in each case, whether a supplier is a sole source of supply for which there is no ready alternative to Seller or Parent with respect to operation of the Business on comparable or better terms;
(ii) all locations at which tangible Acquired Assets are located (including locations owned or controlled by third parties); and (iii) a purchase item file, including names and addresses of all current suppliers, vendors and subcontractors, for all items currently used in connection with any Product.

              (b) Schedule 4.14(b) provides a true, correct and complete list, summary and description of all Product clinical trials and studies that have been conducted by or on behalf of Seller, Parent or any other Seller Affiliate.

              (c) Except as set forth on Schedule 4.14(c), the Product Specifications (copies of which have been provided to Buyer) are complete, current and accurate. Without limiting the generality of the foregoing, except as set forth on Schedule 4.14(c), the Product Specifications are (i) sufficient in detail and content to identify and explain the designs, concepts and processes described therein and (ii) include all data and know-how that is proprietary to Seller, Parent or any other Seller Affiliate and is used by Seller, Parent, any other Seller Affiliate or any Spire Person in connection with the Products or the Acquired Assets.

         4.15 Sufficiency of Assets. Except for the Excluded Assets listed and other matters set forth on Schedule 4.15 and any manufacturing processes or practices of third party vendors of the Business that are not contained within the Purchased Intellectual Property, the Acquired Assets (i) to Seller's Knowledge, constitute all of the assets and properties required for the continued conduct of the Business immediately after the Closing in substantially the same manner as currently conducted by Seller and Parent, and (ii) constitute all of the assets and properties of Seller, Parent and the other Seller Affiliates Held for Primary Use in the Business.

         4.16 Financial Information; Indebtedness.

              (a) Set forth on Schedule 4.16(a) are unaudited pro forma balance sheets for the Business as of June 30, 2009, December 31, 2008 and December 31, 2007, and related unaudited pro forma statements of operations for the six months ended June 30, 2009 and for the fiscal years ended December 31, 2008 and December 31, 2007 and statements of cash flows for the Business for the six months ended June 30, 2009 and for the fiscal year ended December 31, 2008 (collectively, the "Financial Information"). The Financial Information (i) has been internally prepared by Parent and Seller in good faith based upon the books and records of Parent and Seller, (ii) presents fairly in all material respects the financial position and results of operations of the Business as of the indicated dates and for the indicated periods, (iii) contains certain estimates and adjustments necessary in order to present the financial condition and results of operations of the Business on a stand alone basis, and (iv) has been prepared in accordance with Parent's and Seller's historical accounting methods, consistently applied throughout the indicated dates and for the indicated periods.

              (b) Schedule 4.16(b) sets forth a true and complete description of
(i) the Indebtedness of Seller and Parent (relating to or affecting in any way the Acquired Assets or the Business), (ii) the Encumbrances that relate to such Indebtedness that encumber any assets of Seller and Parent (including the Acquired Assets), and (iii) the name of each lender thereof.

         4.17 Absence of Certain Changes or Events(a) . Since December 31, 2008,
(i) except as set forth on Schedule 4.17(a), Seller and Parent have operated the Business in the ordinary course consistent with past custom and practice, and
(ii) except as set forth on Schedule 4.17(b), there has been no Material Adverse Effect and no event, change, condition or circumstance which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.18 Product Inventory. Except as set forth on Schedule 4.18, the Product Inventory of the Business consists of items free of defects, in usable condition and saleable in the ordinary course of the Business, consistent with past practice.

         4.19 Customers and Suppliers.

              (a) Set forth on Schedule 4.19(a) is a true and correct list of
(i) the ten (10) largest customers (measured by revenues paid to Seller or Parent with respect to the operation of the Business, in the aggregate, during the twelve-month period ended December 31, 2008), together with the dollar amount of sales made to such customers during such period, and (ii) the ten (10) largest suppliers in terms of purchases by Seller or Parent with respect to the operation of the Business during the twelve-month period ended December 31, 2008, and (iii) any sole source suppliers of goods or services for which there is no ready alternative to Seller or Parent with respect to operation of the Business on comparable or better terms, together with the dollar amount paid to such suppliers during such period.

              (b) Except as set forth on Schedule 4.19(b), since July 1, 2008
(i) no supplier of the Business or customer of the Business that purchases directly from Seller, Parent or any Seller Affiliate and that constitutes one of the twenty (20) largest customers (measured by revenues paid to Seller or Parent with respect to the operation of the Business, in the aggregate, during the twelve-month period ended December 31, 2008) has canceled or otherwise terminated, or, to Seller's Knowledge, threatened to cancel, permit to expire or otherwise terminate, its relationship with Seller or Parent, and (ii) neither Seller nor any Seller Affiliate has received any written notice or, to Seller's Knowledge, oral notice that any such supplier or

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

customer may cancel, terminate or otherwise materially and adversely modify its relationship with Seller or Parent (including by modifying its pricing) or limit its services, supplies or materials to Seller or Parent.

         4.20 Insurance. Seller and Parent maintain insurance in respect of the Acquired Assets and the Business, covering such risks (including Product Liability), in such amounts, with such terms and with such insurers as is appropriate and consistent with industry practice (such insurance, the "Business Insurance Policies"). Schedule 4.20 contains a true and complete list of all Business Insurance Policies. All of the Business Insurance Policies are in full force and effect and Seller, Parent and the other Seller Affiliates are in compliance in all material respects with the terms of such policies. None of Seller, Parent and the other Seller Affiliates has received any notice of cancellation or non-renewal of any such Business Insurance Policy.

         4.21 Affiliate Transactions. Except as set forth on Schedule 4.21, none of the Seller Affiliates, the Spire Persons and the officers, directors and employees of any Seller Affiliate (i) has provided or caused to be provided within the last twelve (12) months, or (ii) provides or causes to be provided, any assets, services or facilities used or held for use in connection with the Business. Neither Seller nor Parent (i) has provided or caused to be provided within the last twelve (12) months, or (ii) provides or causes to be provided, any assets, services or facilities that relate to the Business to any Seller Affiliate, any Spire Person or any officer, director, employee of any Seller Affiliate.

         4.22 Brokers' Fees. Except as set forth on Schedule 4.22, none of Seller, Parent and the other Seller Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         4.23 Corrective Action Plans and Reclassification Plan. Seller and Parent have successfully implemented those corrective action plans referenced in attached Schedule 4.23(a). Seller and Parent have done and performed or caused to be done and performed, or will have done and performed or will have caused to be done and performed, all acts and items required as of the Closing Date by the reclassification plan referenced in attached Schedule 4.23(b), including having timely made all necessary filings with the FDA required thereby.

         4.24 Semi-Exclusive License. Schedule 4.24(a) sets forth a true, correct and complete list of all third parties that Seller or Parent has permitted to distribute, market or sell round catheter products in the United States under that certain Semi-Exclusive License Agreement, dated as of October 15, 2002, by and between Buyer and Parent (hereinafter, the "Semi-Exclusive License"). Except as set forth on Schedule 4.24(b), neither Seller nor Parent has permitted any third party to distribute, market or sell round catheter products in the United States under the Semi-Exclusive License other than independent, specialty distributors that do not, either by themselves or by any of their Affiliates, manufacture, market or sell any products of their own. Neither Seller nor Parent are aware of any violation, breach or default by Buyer of any term of the Semi-Exclusive License.

         4.25 Disclosure. No representation or warranty on the part of Seller or Parent contained in this Agreement, and no statement by Seller, Parent or any Seller Affiliate contained in any of the Schedules or in any certificate, list or other writing furnished to Buyer pursuant to any provisions of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

         4.26 Solvency. Each of Seller and Parent is solvent, meaning that each is able to pay its debts as they become due, has sufficient capital to carry on its business, and the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities (contingent or otherwise).

                                   ARTICLE V
                                   ---------

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller and Parent as follows, subject in each case to such exceptions as are specifically set forth herein and in the attached Schedules of Buyer:

         5.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation with the full power and authority to conduct its business and to own and lease its properties.

         5.02 Authority. Buyer has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder and under the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby. Buyer has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby and thereby will be, (when executed and delivered by all of the Parties thereto), the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforcement of creditor's rights generally.

         5.03 No Violation. Neither the execution and delivery by Buyer of this Agreement or the other documents or instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby or thereby (i) violates any provision of the certification of incorporation, by-laws, or other constitutive documents of Buyer, (ii) violates or conflicts with (a) any applicable Law or (b) any Order directed to Buyer or affecting any of Buyer's assets or properties, or (iii) violates or conflicts with or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under or results in the termination of, or accelerates the performance required by, any term or provision of any contract, commitment, understanding, arrangement or agreement to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected.

         5.04 Consents. Except as set forth on Schedule 5.04, no authorization, consent, approval, order or declaration of, registration or filing with or notice to any Governmental Authority or other Person is necessary for the execution and delivery of this Agreement or any other agreement or document to be delivered by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby.

         5.05 Broker's Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         5.06 Litigation. There are no Actions pending against or Orders binding upon Buyer that could reasonably be expected to interfere with its ability to consummate this Agreement or the transactions contemplated hereby.

         5.07 Semi-Exclusive License. Except as set forth on Schedule 4.24(b), Buyer is not aware of any violation, breach or default by Seller or Party of any term of the Semi-Exclusive License.

                                   ARTICLE VI

                     COVENANTS OF BUYER, SELLER, AND PARENT

         6.01 Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date hereof and the Closing Date:

              (a) General. Each of the Parties will use such Party's reasonable best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII below).

              (b) Notices and Consents. Seller and Parent shall give those notices, make those registrations and filings, and use their reasonable best efforts to obtain those authorizations, consents, approvals, orders and declarations that, in each case, are set forth in Schedule 4.04. Seller and Parent shall promptly advise Buyer upon receiving any oral or written communication from any Person (including any Governmental Authority) with respect to any of the items set forth on Schedule 4.04, and promptly provide Buyer with copies all such written communications.

              (c) Operation of Business. Seller and Parent will (i) continue to operate the Business in the ordinary course, consistent with past practice, (ii) except as may otherwise agreed to by the Parties, use reasonable best efforts to maintain and preserve intact their relationships with customers and suppliers of the Business, and (iii) comply in all material respects with all Laws affecting the operation of the Business and the Acquired Assets. None of

Seller, Parent and any other Seller Affiliate will, without the prior written consent of Buyer, (i) enter into any new Material Contract or violate, cancel, amend, modify, extend, waive or exercise any option under any Material Contract or any term thereof, provided that Seller and Parent shall be permitted to amend or otherwise modify the Loan Agreements, (ii) incur, assume or guarantee any indebtedness with respect to the Business, or otherwise incur any Encumbrance on any of the Acquired Assets, (iii) change any of its pricing, accounting, financial, reporting, inventory, credit or allowance practices, (iv) fail to pay or satisfy when due any of its obligations with respect to the Business, (v) make any election with respect to Taxes or settle or compromise any Tax liability, (vi) waive any rights or entitlements, or settle or compromise, or permit any settlement or compromise of, any claims pending or threatened with respect to the Business or the Acquired Assets, or to which the Business or the Acquired Assets are subject, (vii) enter into any settlement of any litigation affecting the Business or the Acquired Assets, and (viii) not enter into any agreement or commitment to do any of the foregoing actions in clauses (i) through (viii). Without limiting the generality of the foregoing, no Party will take any action that could reasonably be expected to adversely affect or materially delay the ability of Seller, Parent or Buyer to obtain any necessary approvals of any Person (including any Governmental Authority) required for the transactions contemplated hereby or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

              (d) Reasonable Access. Seller and Parent will permit representatives of Buyer (including legal counsel) to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal business operations of the Seller or Parent, to all premises, properties, personnel, and Records (including Records related to Taxes) Primarily Used in the Business.

              (e) Exclusivity. Seller and Parent will, and will cause their respective directors, officers, employees, shareholders, Affiliates, subsidiaries and representatives, to (i) immediately suspend any existing activities, discussions or negotiations with all Persons other than Buyer and its Affiliates with respect to the sale of Seller, Parent or any Acquired Asset (a "Strategic Transaction"), and (ii) not, directly or indirectly, take any action to encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than Buyer and its Affiliates) with respect to a Strategic Transaction. Neither Seller nor Parent will, and each of Seller and Parent will cause their respective directors, officers, employees, shareholders, Affiliates, and representatives to not, undertake any actions contrary to the terms of this Agreement. Seller and Parent will notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated or continued with, it by any Person.

              (f) Disclosure. At any time after the date of this Agreement and prior to the Closing, Seller and Parent shall promptly notify Buyer in writing if either of them becomes aware of any matter inconsistent with any of their representations and warranties contained in this Agreement (incorporating, where applicable, the Schedules of Seller and Parent in the form attached hereto), including any matter that could reasonably be expected to result in a breach of such representations or warranties. Prior to the Closing, Seller and Parent shall supplement the Schedules of Seller and Parent hereto referenced in Article IV hereof (the "Seller Disclosure

Schedules"), both to correct any inaccuracy contained in the Seller Disclosure Schedules and to reflect any development that, (i) if existing or known to Parent or Seller at the date of this Agreement, would have been required to be set forth in the Seller Disclosure Schedules or in order for Seller's and Parent's representations and warranties set forth in this Agreement to be true and correct or (ii) has rendered any information contained in the representations and warranties or Seller Disclosure Schedules not to be true and correct (each a "Disclosure Supplement"). The delivery of any Disclosure Supplement shall not make accurate any representation or warranty that was not accurate when made. The determination as to whether the condition to closing set forth in Section 8.01 shall have been satisfied shall be made solely by reference to Parent's and Seller's representations and warranties as made on the date hereof (incorporating, where applicable, the Seller Disclosure Schedule as of the date of this Agreement in the form attached hereto), without reference to any Disclosure Supplement.

         6.02 Public Announcements. The Parties shall jointly agree on any announcement or correspondence with or to the public or customers, suppliers or employees of Seller or Parent or other third persons about the terms and conditions of this Agreement or the transactions contemplated hereby, unless such announcement is required by Law or regulations of any stock exchange or other Governmental Authority, and in such case the announcing or corresponding Party will notify the other Parties and provide them in advance with a copy of the public disclosure and a reasonable opportunity to comment on such proposed disclosure. Each Party will consider the comments of the other Parties, but will not be required to incorporate such comments.

         6.03 Further Assurances.

              (a) Each Party shall at the request of any other Party do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as the requesting party may reasonably request, from time-to-time, to consummate the transactions contemplated by this Agreement, including to fully vest in Buyer all of Seller's and Parent's right, title and interest in and to the Acquired Assets in accordance with the terms and conditions of this Agreement. In furtherance of the foregoing, to the extent that any of the Acquired Assets (including any Assumed Contract) is not assignable without the consent, waiver or approval of another Person and such consent, waiver or approval has not been obtained before or at the Closing, this Agreement shall not constitute an assignment or an attempted assignment of such Acquired Asset by Seller or Parent or an assumption or an attempted assumption of such Acquired Asset or related Assumed Liability by Buyer. Seller and Parent, at their sole cost and expense, shall for a period of eighteen (18) months following the Closing Date, use commercially reasonable efforts to obtain any such consent, waiver or approval as soon as practicable; provided that neither Seller nor Parent shall take any action to seek such consent, waiver or approval without prior consultation with or approval by Buyer and Buyer shall not be required to pay any sums in connection therewith. Until any such consent, waiver or approval shall be obtained or if any such consent, waiver or approval shall not be obtained, Seller and Parent shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits intended to be assigned to Buyer with respect to the underlying Acquired Asset including, in the case of any Acquired Asset that is an Assumed Contract, enforcement for the account of Buyer of any and all rights of Seller or Parent against any other party to such Assumed Contract arising out of the breach, non-fulfillment or cancellation thereof by such other party or otherwise. To the extent that Buyer is provided benefits of any Acquired Asset that is an Assumed Contract pursuant to the immediately preceding sentence, Buyer shall perform on behalf of Seller or Parent, pursuant to and in accordance with such Assumed Contract, and assume responsibility for, the obligations of Seller or Parent that correspond to the benefits of such Assumed Contract provided by Seller and Parent to Buyer. Upon the receipt by the Parties following the Closing of the consent, waiver or approval of the applicable Person of or to the assignment of any such Assumed Contract not assigned at Closing, such Assumed Contract shall, without any further action on the part of the Parties and without additional consideration, be deemed to have been assigned by Seller and Parent to Buyer and all related Assumed Liabilities shall be assumed by Buyer as of the date of the receipt of such consent, waiver or approval. Nothing herein shall constitute a waiver by Buyer of any breach by Seller or Parent of any representation, warranty, covenant or agreement.

              (b) Seller and Parent shall make available to Buyer the services of (i) Eric Tobin, Mark Little and Christian DuFresne for up to ten (10) hours per week, in the aggregate, during the six-month period immediately following the Closing, and (ii) all other personnel and employees of Seller and Parent to the extent that such services are reasonably required by Buyer during the three-month period immediately following the Closing, in each case, in connection with the transition of the Business to Buyer and Buyer's operation thereof following the Closing (collectively, the "Transition Services"). The Transition Services shall be provided by such Persons in a manner and at a level generally consistent with that provided by such Persons to the Business prior to the Closing. The Transition Services shall include assistance with respect to customer and supplier relations, referral of customer and supplier inquiries, assistance with respect to the transition of operations, and general administration and logistical support. The Transition Services shall be provided at no additional cost or consideration to Buyer and the Parties acknowledge that Buyer shall not be obligated to pay any amounts to Seller, Parent, any other Seller Affiliate or any of their respective employees in respect of payroll, benefits or similar obligations.

         6.04 Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses and fees and expenses paid or payable to brokers, finders or agents) incurred in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, neither Buyer nor any of its Affiliates shall assume or be responsible for the payment of any Tax liabilities incurred by Seller, Parent or any other Seller Affiliate in connection with the transactions contemplated by this Agreement.

         6.05 Delivery of Acquired Assets and Excluded Assets. Seller and Parent shall, and shall cause the Seller Affiliates to, promptly deliver to Buyer, if and when received, any amounts or other items that shall be received by Seller, Parent or any other Seller Affiliate after the Closing Date that are Acquired Assets. Buyer shall promptly deliver to Seller, if and when received, any amounts or other items that shall be received by Buyer after the Closing Date which are Excluded Assets.

         6.06 Confidentiality.

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

              (a) From and after the Closing Date, Seller and Parent shall, and shall inform and use commercially reasonable efforts to cause the Seller Affiliates and each of their respective employees, agents and representatives (collectively, the "Seller Recipients") to, keep confidential and not disclose to any third Person or use any information of a confidential nature relating to any Product, any Acquired Asset (including the Records), the Business and this Agreement, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of a disclosure by Seller, Parent or any other Seller Affiliate,
(iii) becomes available to Seller, Parent or any other Seller Recipient following the Closing Date on a non-confidential basis from a source that to Seller's, Parent's or such Seller Recipient's knowledge is not prohibited from disclosing such information to Seller, Parent or Seller Recipient by a legal, contractual or fiduciary obligation to any other Person or (iv) is reasonably necessary for advisors, including attorneys, accountants and bankers to perform services on behalf of Seller, Parent or the Seller Recipients. Should Seller, Parent or any such Seller Recipient be required to disclose any such information in response to an order or judgment or as otherwise required by Law or administrative process, it shall inform Buyer in writing of such request or obligation as soon as possible after Seller, Parent or such Seller Recipient is informed of it and before any information is disclosed, so that a protective order to other appropriate remedy may be obtained by Buyer. If Seller, Parent or such Seller Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated as advised by its counsel, but not further or otherwise.

              (b) Effective upon the Closing, the Confidentiality Agreement, dated as of March 16, 2009 (the "Confidentiality Agreement"), by and between Parent and Buyer shall terminate and be of no further force and effect with respect to Confidential Information (as such term is defined in the Confidentiality Agreement) related to the Products, the Acquired Assets and the Business, but shall remain in effect with respect to all other Confidential Information (as such term is defined in the Confidentiality Agreement).

         6.07 Non-Competition; Non-Disparagement.

              (a) Non-Competition. Seller and Parent each acknowledge that reasonable limits on their respective abilities to engage in activities competitive with Buyer in operation of the Business after Closing are warranted to protect Buyer's investment in acquiring same. Accordingly, Seller and Parent each covenant and agree that, commencing on the Closing Date and ending on the date that is five (5) years thereafter, none of Seller, Parent and the Seller Affiliates shall engage in any business that is in competition with the Business in the field of hemodialysis therapy (including the development, manufacturing, marketing, distribution or selling of products or any coating having a clinical utility that is similar to that provided by any Product or Acquired Asset as of the Closing Date for use in the field of hemodialysis therapy), whether directly or indirectly, through any Affiliate, partnership, licensee, joint venture or agent, or as a partner, owner, manager, operator, advisor, agent or consultant of or to any Person. Notwithstanding the foregoing, nothing herein shall prevent Seller, Parent, or any Seller Affiliate from (i) manufacturing, marketing, distributing, selling or providing services with respect to any coating or other technology for use outside the field of hemodialysis therapy, (ii) developing any coating or other technology for use outside the field of hemodialysis therapy that incidentally may also have application in the field of hemodialysis therapy, provided that such developed technology is not manufactured, marketed, distributed, sold or provided as a service by Seller, Parent, or any Seller Affiliate within the field of hemodialysis therapy, (iii) investing as a less than five percent (5%) shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system in which Seller, Parent, or such Seller Affiliate does not, directly or indirectly, exercise any operational or strategic control or otherwise participate in its management or operation, or
(iv) conducting research and development activities in accordance with, and rendering those reports that are required by, that certain Research License, effective as of May 20, 2007, as amended, by and between Selenium, Ltd. and Seller.

              (b) Non-Disparagement. Buyer shall not disparage the operation of the Business prior to the Closing by Parent and Seller. Neither Parent nor Seller shall disparage the operation of the Business following the Closing by Buyer. Each Party agrees to refrain from (i) publicly making any defamatory statements or remarks concerning any other Party hereto (or such other Party's Affiliates) and (ii) making any other statement, oral or written, that subjects any other Party hereto (or such other Party's Affiliates) to scorn, obloquy, or ridicule. Notwithstanding the foregoing, nothing contained in this Section 6.07(b) shall prevent any of the Parties from making statements of comparison regarding any coating or other technologies owned or licensed by one or more of the Parties, provided that such statements are not prohibited by any applicable Law.

              (c) Agreements and Acknowledgements. Seller and Parent each hereby agree that the covenants set forth in this Section 6.07 are reasonable under the circumstances. Seller and Parent each hereby acknowledge and agree that it has received sufficient consideration and other benefits hereunder and in connection with the transactions contemplated by this Agreement to clearly justify the restrictions contained in this Section 6.07. Each of Seller and Parent has carefully considered the nature and extent of the restrictions placed upon it, and hereby acknowledges and agrees that it has been advised by counsel that such restrictions are reasonable in time, scope and geographic area and do not confer a benefit upon Buyer disproportionate to the detriment of Seller, and/or Parent.

              (d) Intent. The Parties recognize that the Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 6.07. It is the intention of the Parties that the provisions of this Section 6.07 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 6.07 shall not render unenforceable, or impair, the remainder of the provisions of this Section 6.07. Accordingly, if at the time of enforcement of any provision of this Section 6.07 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereby agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to apply to and to revise the restrictions contained herein to cover the maximum period, scope and geographic area permitted by Law.

              (e) No Challenge. Seller and Parent each covenant and agree that it will not seek to challenge the enforceability of the covenants contained in this Section 6.07, nor will it assert as a defense to any action seeking enforcement of the provisions contained in this Section 6.07 (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by Seller or Parent, as applicable.

         6.08 Certain Tax Matters.

              (a) The Parties hereto agree that all real property Taxes, personal property Taxes, and similar ad valorem obligations, as well as any special assessments, that are levied with respect to the Acquired Assets or Business for assessment or Tax periods within which the Closing Date occurs (the "Apportioned Obligations") shall be apportioned between Seller and Parent, on the one hand, and Buyer, on the other hand, based on the number of days in any such period falling on or prior to the Closing Date, on the one hand, and the number of days falling after the Closing Date, on the other hand, respectively. Each of the Parties shall be responsible for and shall timely pay (or promptly reimburse the other Party) with respect to its apportioned share of the Apportioned Obligations. The Parties shall cooperate in timely making all filings, returns, reports, and forms as may be required to comply with the provisions of the relevant Tax Laws.

              (b) Each of Parent and Seller shall bear and be responsible for, and shall timely pay (or promptly reimburse Buyer with respect to) all sales, use, transfer, documentary, recording, gains and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, "Transfer Taxes") arising out of its sale or transfer of the Acquired Assets pursuant to this Agreement. The Parties shall cooperate as to the filing of all necessary documentation with respect to such Transfer Taxes.

              (c) Except as otherwise provided in this Agreement, as between Seller and Parent, on the one hand, and Buyer, on the other hand: (i) Seller and Parent shall be responsible for and shall timely pay all Excluded Taxes; and
(ii) Buyer shall be responsible for and shall pay all Taxes levied or imposed in connection with the ownership of the Acquired Assets and the operation of the Business during periods after the Closing Date.

              (d) Neither Seller nor Parent shall file an amended Tax Return or make an election with respect to periods or portions thereof ending on or before the Closing without the written consent of Buyer if the amendment or election could adversely affect Buyer, the Business or the Acquired Assets.

              (e) Seller and Parent shall retain originals (if not turned over to Buyer) and copies of all Tax Returns, schedules, work papers, records and other documents relating to Tax matters with respect to the Business and the Acquired Assets until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters.

              (f) Each Party shall provide each other Party with such assistance as may reasonably be requested by any of them in connection with the preparation of any filings with any taxing authorities (federal, state, local or otherwise) and with any Action relating to liability for Taxes, in either case in connection with the operation of the Business or the Acquired Assets. Such assistance shall include making employees available on a mutually convenient basis to provide information and explanation of any material provided hereunder, and shall include providing copies of any relevant information, data, reports, Tax Returns and supporting work schedules, to the extent such is available. Buyer, on the one hand, and Seller and Parent, on the other hand, each agree to reimburse one another for its reasonable out-of-pocket expenses, such as travel costs, incurred by it, as the case may be, in connection with performing obligations under this Section 6.08(f); provided that such reimbursable expenses shall not include any per diem or other expenses in the nature of salary replacement or overhead absorption measures.

         6.09 Use of Names and Marks.

              (a) Following the Closing Date, none of Seller, Parent and each other Seller Affiliate shall transact business as, or use in the conduct of its business or otherwise, the names and Trademarks included in the Acquired Assets, or any other similar names, as applicable, throughout the world.

              (b) Subject to Section 6.09(c), Buyer agrees that neither it nor its Affiliates are licensed hereunder to use any Retained Names, including to identify their goods or services, after the Closing Date.

              (c) From and after the Closing Date, Seller and Parent hereby license to Buyer and its Affiliates the right to use the Retained Names, on a royalty-free, worldwide basis, in connection with their operation of the Business (including the distribution of the Products (including labels and packaging) and advertising or other Product literature that bear the Retained Names) until such time as the Product Inventory and tangible copies of the advertising and other Product literature transferred to Buyer at Closing are exhausted. "Retained Names" means all Trademarks used in the Business as of the Closing Date, except for the Trademarks included in the Acquired Assets.

         6.10 Defense of Claims and Litigation. At all times following the Closing Date, and without charge except for reimbursement of reasonable out-of-pocket expenses (including legal fees and disbursements), each Party shall consult, confer and cooperate in good faith on a reasonable basis with the other Parties (including the making available of witnesses and cooperation in discovery proceedings) in the conduct or defense of any Action against any such other Party or any of its Affiliates by any third Person that relates to any Acquired Asset or any Assumed Liability, whether known as of the Closing Date or arising thereafter.

         6.11 Retention of Records. For a period of seven (7) years following the Closing Date, Seller and Parent each agrees to retain and cause the Seller Affiliates to retain any material books, records, documents, instruments, accounts, financial information, production records, employment records, correspondence, writings, evidences of title and other papers and information
(i) relating to the Products and the Acquired Assets as such Person possessed or controlled immediately on or before the Closing and did not transfer to Buyer hereunder, and (ii)

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

relating to the performance by Seller and Parent of its respective obligations under this Agreement and the other documents and instruments to be executed and delivered pursuant hereto.

         6.12 Sharing of Data. For a period of seven (7) years following the Closing Date, Buyer shall have the right to have reasonable access to such material books, records, documents, instruments, accounts, financial information, production records, employment records, correspondence, writings, evidences of title and other papers and information to the extent that they relate to (i) the Products and the Acquired Assets as such Person possessed or controlled immediately on or before the Closing and did not transfer to Buyer hereunder, and (ii) the performance by Seller and Parent of its respective obligations under this Agreement and the other documents and instruments to be executed and delivered pursuant hereto. For a period of seven (7) years following the Closing Date, Seller and Parent shall have the right to have reasonable access to such material books, records, documents, instruments, accounts, financial information, production records, employment records, correspondence, writings, evidence of title and other papers and information that are transferred to Buyer pursuant to the terms of the Agreement.

         6.13 Product Liability. Each Party shall be responsible for Product Liability with respect to the Products as follows:

              (a) Seller and Parent shall be jointly and severally responsible for any and all Product Liability involving Product that is substantially manufactured, ready for sale or sold on or prior to the Closing Date, which shall be considered Excluded Liabilities for purposes of this Agreement; and

              (b) Buyer shall be responsible for any and all Product Liability involving Product that is not contemplated by Section 6.13(a), which shall be considered Assumed Liabilities for purposes of this Agreement.

With respect to any Product Liability that a Party is responsible for under this
Section 6.13, such Party shall indemnify the other Party or Parties in accordance with Article VII.

         6.14 Chargebacks, Rebates, Administrative Fees, and Returns. Following the Closing, Buyer agrees to accept for return or replacement, or pay any chargeback, administrative fee, rebate, discount, in all cases, with regard to any Product sold by Seller on or prior to the Closing Date, in each case, in accordance with the Spire Return and Replacement Policy set forth on Schedule 6.14, as applicable, subject to Seller and Parent being jointly and severally responsible for all such costs, expenses and amounts paid or borne by Buyer in connection therewith and reimbursing Buyer within thirty (30) days after the receipt of an invoice for all such costs, expenses and amounts incurred by Buyer, together with the documentation reasonably required to verify the same. Buyer shall be responsible for all chargebacks, administrative fees, rebates, discounts and returns of or attributable to Products sold by Buyer after the Closing Date.

         6.15 Transfer of Permits. As promptly as possible following the Closing, but not later than thirty (30) days thereafter, Seller and Parent shall, and shall cause the Seller Affiliates to, take all actions necessary to effect the transfer of the Permits to Buyer (except for the Excluded Permits identified on Schedule 4.08(a)), including the submission of the Notified Body

Letters and other notices or filings required to be made to any applicable Governmental Authority regarding such transfer.

         6.16 Destruction of Excluded Inventory. As promptly as possible following the Closing, but not later than thirty (30) days thereafter, Seller and Parent shall, and shall cause the Seller Affiliates to, destroy all Excluded Inventory in accordance with all applicable Laws and deliver to Buyer a certificate executed by the Chief Executive Officer, Chief Financial Officer or President of Seller or Parent certifying as to such destruction.

         6.17 Delivery of Tangible Acquired Assets. Seller and Parent shall cause the tangible Acquired Assets being transferred hereunder (including those located at premises owned or controlled by third parties) to be ready and available for delivery to Buyer on a schedule to be agreed to by the Parties. Notwithstanding the foregoing, Buyer shall determine the manner in which it is placed in actual possession and operating control of the tangible Acquired Assets and any costs and expenses incurred in connection therewith (including shipping costs) shall be borne by Buyer.

         6.18 Covenants Not to Sue.

              (a) Buyer agrees, on behalf of itself, its Affiliates, and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Buyer Parties"), that it will not threaten, commence, maintain or otherwise participate in any Action, whether at law or in equity, against Seller, Parent, any other Seller Affiliate, or any director, officer, employee, agent, successor or assign of any of them (collectively, the "Seller Parties"), that any of the Buyer Parties have, had or may have had related to
(i) the failure or alleged failure by any of the Seller Parties to offer for sale to Buyer or any Buyer Affiliate U.S. Patent No. 6,482,169 (the "Kuhle Patent"), (ii) the failure or alleged failure by Parent to properly discharge the right of first purchase granted to Buyer pursuant to Section 20 of the Semi-Exclusive License, and (iii) the distribution, marketing or sale of round catheter products in the United States under the Semi-Exclusive License through the distributors set forth in Schedule 4.24(b), in each case, which existed or may have existed on or prior to the Closing Date. The covenant shall be fully assignable by any Seller Party.

              (b) Seller and Parent agree, on behalf themselves and the Seller Parties, that they will not threaten, commence, maintain or otherwise participate in any Action, whether at law or in equity, against any of the Buyer Parties, that any of Seller Parties have, had or may have had related to the infringement or alleged infringement by the Buyer Parties of the Kuhle Patent, which existed or may have existed on or prior to the Closing Date. This covenant shall be fully assignable by any Buyer Party.

                                  ARTICLE VII
                                  -----------

                                    INDEMNITY

         7.01 Survival. The representations and warranties made by any Party to this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing

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

Date, at which time all such representations and warranties shall fully expire and terminate, except that the representations and warranties set forth in (i)
Section 4.12 (Tax Liabilities) shall survive until six (6) months after the expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), at which time such representations and warranties will expire, (ii) Section 4.13 (Intellectual Property) shall survive for a period of two (2) years after the Closing Date, at which time such representations and warranties shall expire, and (iii) Section 4.01 (Organization and Qualification), Section 4.02 (Power and Authority), Section
4.03 (No Violation), Section 4.05 (Title), Section 4.22 (Brokers' Fees), Section
5.01 (Organization), Section 5.02 (Authority), Section 5.03 (No Violation), and
Section 5.05 (Broker's Fees) (such representations and warranties, together with those set forth in Section 4.12, the "Special Representations") shall survive the Closing indefinitely. All of the covenants and agreements made by any Party in this Agreement contemplating performance after the Closing Date shall survive the Closing Date in accordance with their terms, subject to the expiration of the applicable statute of limitations for any claim relating thereto. Anything herein to the contrary notwithstanding, if written notice is properly given pursuant to this Article VII prior to expiration of a representation, warranty, covenant or agreement with respect to any alleged or potential breach thereof to which such indemnified Party is entitled to be indemnified hereunder, then such provision (and the related obligations of the indemnifying Party under this Article VII) shall survive, with respect to the subject matter of such written notice only, until the applicable claim is finally resolved in accordance with this Article VII.

         7.02 Indemnity by Seller and Parent. Subject to the terms and conditions of this Article VII, Seller and Parent hereby agree, jointly and severally, to indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the "Bard Indemnified Parties"), at any time after the Closing, from and against all Damages, asserted against, resulting from, imposed upon, sustained, suffered or incurred by any Bard Indemnified Party, directly or indirectly, by reason of, arising or resulting from or related to: (i) all Excluded Liabilities; (ii) the breach by Seller or Parent, as applicable, of any representation or warranty of Seller or Parent, as applicable, contained in this Agreement or in any certificate delivered to Buyer pursuant to this Agreement (determined, except with respect to the representations and warranties contained in Sections 4.17 and 4.25, without giving effect to any "materiality" or Material Adverse Effect qualification set forth therein); (iii) the breach or failure to perform by Seller or Parent, as applicable, of any covenant or agreement of Seller or Parent, as applicable, contained in this Agreement; (iv) any liability for brokerage or finders' fees or other commissions based on agreements, arrangements or understandings made by Seller, Parent or any other Seller Affiliate for services rendered for or on behalf of any of them in connection with the transactions contemplated hereby; and (v) all Taxes of another Person incurred with respect to the Acquired Assets or the Business for taxable periods or portions thereof ending on or prior to the Closing Date whether pursuant to Treasury Regulation 1.1502-6, as a transferee or successor, contractually or otherwise.

         7.03 Indemnity by Buyer. Subject to the terms and conditions of this
Article VII, Buyer hereby agrees to indemnify, defend and hold harmless Seller, Parent, the other Seller Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the "Spire Indemnified Parties"), at any time after the Closing, from and against all Damages asserted against, resulting from, imposed upon, sustained, suffered or incurred by any Spire Indemnified Party, directly or indirectly, by reason of, arising or resulting from or related to: (i) all Assumed Liabilities;
(ii) the breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered to Seller pursuant to this Agreement;
(iii) the breach or failure to perform by Buyer of any covenant or agreement of Buyer contained in this Agreement; and (iv) any liability for brokerage or finders' fees or other commissions based on agreements, arrangements or understandings made by Buyer for services rendered for or on behalf of Buyer in connection with the transactions contemplated hereby.

         7.04 Indemnity Procedures. The following terms and conditions shall govern the obligations and liabilities of the indemnifying Parties to indemnify the indemnified Parties under Section 7.02 or Section 7.03:

              (a) Third Party Claims.

                  (i) If any claim or demand for which an indemnified Party may claim indemnity pursuant to Section 7.02 or Section 7.03, as the case may be, is asserted against or sought to be collected from the indemnified Party by a third party (a "Third-Party Claim"), then the indemnified Party shall give written notice thereof to the indemnifying Party as promptly as practicable following the receipt by the indemnified Party of the Third-Party Claim (the "Third-Party Claim Notice"); provided that the failure so to notify the indemnifying Party will not relieve the indemnifying Party from any liability it may have to the indemnified Party under Section 7.02 or Section 7.03, as applicable, unless, and then only to the extent, the failure so to notify results in the loss of material rights or defenses.

                  (ii) The indemnifying Party shall have twenty (20) days from the date on which the Third-Party Claim Notice is duly given (the "Notice Period") to notify the indemnified Party whether or not the indemnifying Party desires, at its sole cost and expense, to defend the indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the indemnified Party.

                  (iii) If the indemnifying Party notifies the indemnified Party in writing within the Notice Period that it desires to defend the indemnified Party against the Third-Party Claim, then (except as provided below) the indemnifying Party shall defend, at its sole cost and expense, the indemnified Party by appropriate proceedings, shall use commercially reasonable efforts to settle or prosecute the proceedings to a final conclusion in such a manner as to avoid the indemnified Party becoming subject to any injunctive or other equitable order for relief, and shall control the conduct of such defense. The indemnifying party shall not be entitled to assume the defense of any Third-Party Claim if the Third-Party Claim seeks any relief other than money damages, including any type of injunctive or other equitable relief. If the indemnified Party shall have reasonably concluded that there are legal defenses or rights available to it that are in conflict with those available to the indemnifying Party, then the indemnified Party shall have the right to select one law firm (in addition to local counsel) to act at the indemnifying Party's expense as separate counsel, on behalf of the indemnified Party. If the indemnified Party desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense (subject to the foregoing sentence). So long as the indemnifying Party is defending in good faith any such Third-Party Claim, the indemnified Party shall not settle such Third-Party Claim without the consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                  (iv) The indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third-Party Claim without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed; provided that the consent of the indemnified Party shall not be required if (A) the indemnifying Party agrees in writing to pay the entirety of any and all amounts payable pursuant to or in connection with such judgment, compromise or settlement and
(B) such judgment, compromise or settlement (1) consists of only money damages and no other form of relief, including any type of injunctive or other equitable relief, (2) includes a complete release of the indemnified Party from further liability and obligations, does not require any action or inaction on the part of the indemnified Party and does not require the indemnified Party to admit fault, and (3) is not likely to have an adverse effect on the indemnified Party or otherwise establish a precedential custom or practice adverse to the continuing business interests or the reputation of the indemnified Party.

                  (v) If the indemnifying Party fails to notify the indemnified Party in writing within the Notice Period that the indemnifying Party desires to defend the Third-Party Claim, or if the indemnifying Party gives such notice but fails to prosecute actively and diligently or settle the Third-Party Claim, or if the indemnified Party determines in good faith that there is a reasonable possibility that a proceeding may affect it other than as a result of monetary damages for which it would be entitled to indemnification hereunder, then the indemnified Party will have the right to defend, at the sole cost and expense of the indemnifying Party, such Third-Party Claim to a final conclusion or to settle such Third-Party Claim at the discretion of the indemnified Party (with the consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed). The indemnifying Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense. The indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof.

              (b) Tax Contests. Each of Seller, Parent and Buyer shall notify the other Parties in writing within thirty (30) calendar days of its receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a "Tax Contest") that could reasonably be expected to result in an indemnification obligation under Section 7.02 or
Section 7.03 of such other Party pursuant to this Section 7.04(b). If the recipient of such notice of a Tax Contest fails to provide such notice to the other Parties, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have actually prejudiced the indemnifying Party. If a Tax Contest relates to any Tax period ending on or prior to the Closing Date or to any Taxes for which Seller or Parent is liable in full hereunder, Seller or Parent, as the case may be, shall at its expense control the defense and settlement of such Tax Contest; provided that (i) Buyer shall be entitled to participate in such Tax Contest at its own expense, and (ii) Seller and Parent shall keep Buyer fully informed of any material developments, provide Buyer with copies of all material correspondence, and allow Buyer to observe the conduct of any

Tax Contest (through attendance at meetings) at Buyer's expense, including through Buyer's own counsel and/or other professional experts. Buyer shall control the defense and settlement of all other Tax Contests; provided that Seller and Parent shall be entitled to participate (at their own expense), and Buyer shall not settle, without the prior written consent of Seller or Parent (which consent shall not be unreasonably withheld or delayed), any such Tax Contest that could reasonably be expected to result in liability of Seller or Parent pursuant to the terms of this Agreement.

         7.05 Limitations.

              (a) Notwithstanding anything to the contrary contained in this Agreement, (i) except as further limited by Section 7.05(b) below, the aggregate liability of Seller and Parent for any and all claims for indemnification under
Section 7.02(ii) (other than with respect to a breach of any of the Special Representations) shall not exceed the Purchase Price, and (ii) Seller and Parent shall not be liable under Section 7.02(ii) (other than with respect to a breach of any of the Special Representations) unless and until the aggregate of all such Damages exceed one percent (1%) of the Purchase Price, at which point Seller and Parent shall be liable for all Damages relating back to the first dollar.

              (b) Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Seller and Parent for any and all Permitted Claims (as defined below) for indemnification under Section 7.02(ii) shall not exceed Ten Million Dollars ($10,000,000), and in no event shall Seller's and Parent aggregate liability for any Permitted Claim exceed the fees and expenses of counsel, advisors and experts incurred by Buyer or any Buyer Affiliate in connection with defending a Litigated Patent (as defined below). For the purposes of this Section 7.05(b), a "Permitted Claim" means a claim for Damages related to any claim or counterclaim (i) that is asserted by a third party and that if adversely determined against Buyer or any Buyer Affiliate could result in the invalidity of a Litigated Patent, and (ii) that is asserted in response to Buyer or any Buyer Affiliate having first made a claim against such third party for infringement of any claim of a Patent included in the Purchased Intellectual Property (the "Litigated Patent").

              (c) Notwithstanding anything to the contrary contained in this Agreement, (i) the aggregate liability of Buyer for any and all claims for indemnification under Section 7.03(ii) (other than with respect to a breach of any of the Special Representations) shall not exceed the Purchase Price, and
(ii) Buyer shall not be liable under Section 7.03(ii) (other than with respect to a breach of any of the Special Representations) unless and until the aggregate of all such Damages exceed one percent (1%) of the Purchase Price, at which point Buyer shall be liable for all Damages relating back to the first dollar.

              (d) The right of the Parties hereto to demand and receive indemnification pursuant to this Article VII shall be the sole and exclusive remedy exercisable by a Party with respect to any claim arising out of or relating to this Agreement, other than claims with respect to a breach of the provisions of Section 6.01(e), 6.06 or 6.07 or claims arising out of fraud or willful breach of this Agreement. Notwithstanding the foregoing, nothing herein shall preclude any Party from seeking any rights or remedies (including equitable relief) under any other agreements executed and delivered in connection herewith.

         7.06 Third Party Beneficiaries. The Bard Indemnified Parties and the Spire Indemnified Parties are intended to be third party beneficiaries of the rights granted under this Article VII and to have the right to enforce such rights directly against the applicable indemnifying Party.

         7.07 Tax Treatment of Indemnity Payments. Any payment pursuant to this
Article VII shall be considered an adjustment to the Purchase Price for tax purposes.

         7.08 Updates to Seller Disclosure Schedules. For purposes of this entire Article VII, if the Closing occurs, the representations and warranties of Parent and Seller shall be read together with and shall be updated by any Disclosure Supplement delivered to Buyer prior to the Closing to the extent that such Disclosure Supplement discloses a fact or event occurring solely after the date of this Agreement that, if existing at the date of this Agreement, would have been required to be set forth in the Seller Disclosure Schedules in order for the representation and warranties set forth in this Agreement to be true and correct. Notwithstanding the foregoing, to the extent that such Disclosure Supplement corrects any inaccuracy contained in the Seller Disclosure Schedules as of the date of this Agreement, such inaccuracy shall not be updated by such Disclosure Supplement for purposes of this Article VII.

                                  ARTICLE VIII
                                  ------------

                               CLOSING CONDITIONS

         8.01 Conditions to Buyer's Obligation. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or written waiver by Buyer) of the following conditions:

              (a) the representations and warranties of Seller and Parent set forth in this Agreement (including the Schedules) shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality or Material Adverse Effect, or in all respects, with respect to representations and warranties qualified by materiality or Material Adverse Effect, in each case, as of the date hereof and at and as of the Closing Date as though made on and as of the Closing Date;

              (b) Seller and Parent shall have performed and complied with all covenants and agreements hereunder applicable to them in all material respects through the Closing, except to the extent that such covenants or agreements are qualified by materiality or Material Adverse Effect, in which case Seller and Parent shall have performed and complied with all such covenants or agreements in all respects through the Closing;

              (c) Seller and Parent shall have given and delivered to Buyer all notices, made and delivered to Buyer all registrations and filings, and procured and delivered to

Buyer all of the authorizations, consents, approvals, orders and declarations that, in each case, are set forth in Schedule 4.04;

              (d) since the date hereof, there shall not have been any event, change, circumstance, condition, development or effect that has caused or could reasonably be expected to cause a Material Adverse Effect;

              (e) there shall be no effective or pending Action, Law or Order that could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) adversely affect the right of Buyer to own the Acquired Assets, or (iv) adversely affect the right of Buyer or any of its Affiliates to own its assets and to operate its businesses;

              (f) Seller and Parent shall have delivered to Buyer all deliverables specified in Section 3.02; and

              (g) Seller and Parent shall have delivered to Buyer a true, correct and complete copy of an amended and restated exclusive supply and service agreement, in form and substance reasonably acceptable to Buyer, duly executed by Seller and Carmeda AB, and the matters referenced in Schedule 8.01(g) shall be true and correct.

         8.02 Conditions to Seller's and Parent's Obligations. Seller's and Parent's obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or written waiver by Seller or Parent) of the following conditions:

              (a) the representations and warranties of Buyer set forth in this Agreement (including the Schedules) shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality or Material Adverse Effect, or in all respects, with respect to representations and warranties qualified by materiality or Material Adverse Effect, in each case, as of the date hereof and at and as of the Closing Date as though made on and as of the Closing Date;

              (b) Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing, except to the extent that such covenants or agreements are qualified by materiality or Material Adverse Effect, in which case Buyer shall have performed and complied with all of such covenants or agreements in all respects through the Closing;

              (c) Seller and Parent shall have received the consent of Silicon Valley Bank with respect to Seller's and Parent's execution and delivery of this Agreement and the consummation by Seller and Parent of the transactions contemplated hereby;

              (d) there shall be no effective or pending Action, Law or Order that could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and

              (e) Buyer shall have delivered to Seller and Parent all deliverables specified in Section 3.03.

                                   ARTICLE IX
                                   ----------

                                   TERMINATION

         9.01 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing
Date:

              (a) by the joint written consent of Buyer, on the one hand, and Seller and Parent, on the other hand;

              (b) by Buyer if any of the conditions set forth in Section 8.01 shall have become incapable of fulfillment and shall not have been waived in writing by Buyer;

              (c) by Seller or Parent if any of the conditions set forth in
Section 8.02 shall have become incapable of fulfillment and shall not have been waived in writing by Seller or Parent;

              (d) by any Party hereto if the Closing does not occur on or prior to September 30, 2009; or

              (e) subject to Section 9.01(d), by (i) Buyer in the event that Seller or Parent has breached any representation, warranty, covenant or agreement contained herein in any material respect (if not qualified by materiality or Material Adverse Effect) or in any respect (if qualified by materiality or Material Adverse Effect), Buyer has notified Seller and Parent of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of such breach, or (ii) Seller or Parent in the event that Buyer has breached any representation, warranty, covenant or agreement contained herein in any material respect (if not qualified by materiality or Material Adverse Effect) or in any respect (if qualified by materiality or Material Adverse Effect), Seller and Parent have notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of such breach;

provided, that the Party seeking termination pursuant to clause (b), (c), (d) or
(e) is not in breach of any representation, warranty, covenant or agreement contained herein in any material respect (if not qualified by materiality or Material Adverse Effect) or in any respect (if qualified by materiality or Material Adverse Effect).

         9.02 Effect of Termination. In the event of termination by Buyer, Seller or Parent pursuant to Section 9.01(b), (c), (d) or (e), written notice thereof shall forthwith be given to the other Parties and the transactions contemplated by this Agreement shall be terminated, without further action by any Party. If this Agreement is validly terminated and the transactions contemplated hereby are abandoned as described in this Article IX, this Agreement shall become void and of no further force or effect, except for the provisions of (i) the Confidentiality Agreement, (ii) Section 6.02 relating to public announcements, (iii) Section 6.04 relating to certain expenses and (iv) this Article IX. Nothing in this Article IX shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement.

                                   ARTICLE X
                                   ---------

                                  MISCELLANEOUS

         10.01 Binding Effect; Assignment; No Third-Party Rights. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their permitted successors and assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), or (iii) assign any or all of its rights and interest hereunder to a purchaser or assignee of all or substantially all of Buyer's assets or business. Except as set forth in Section 7.06, nothing herein is intended to, nor shall it, create any rights in any Person other than the Parties and their respective successors and assigns.

         10.02 Entire Agreement. This Agreement (including the Exhibits and Schedules and any Annexes hereto), together with the documents incorporated by reference and the agreements to be executed in connection herewith and, subject to Section 6.06(b), the Confidentiality Agreement, sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof.

         10.03 Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement must be in writing and delivered personally against written receipt, by facsimile or by reputable domestic or international overnight courier to the Parties at the following addresses (or to the attention of such other Person or at such other address as any party may provide to the other party by like notice in accordance with this Section 10.03):

     If to Seller or Parent:        Spire Corporation
                                    Spire Biomedical, Inc.
                                    One Patriots Park
                                    Bedford, Massachusetts 01730
                                    Attention:   Mark Little, Chief Executive
                                                 Officer of Spire Biomedical,
                                                 Inc. and Jonathan O. Nilsen,
                                                 Esq., Counsel
                                    Facsimile:   (781) 687-9774
                                    with a required copy to:

                                    Nutter, McClennen & Fish, LLP
                                    155 Seaport Blvd.
                                    Boston, Massachusetts 02210
                                    Attention:   Thomas J. Engellenner, Esq.
                                    Facsimile:   (617) 310-9948


     If to Buyer:                   Bard Access Systems, Inc.
                                    605 North 5600 West
                                    Salt Lake City, Utah 84116
                                    Attention:   President
                                    Facsimile:   (801) 595-4907

                                    with required copies to:

                                    C. R. Bard, Inc.
                                    730 Central Avenue
                                    Murray Hill, NJ 07974
                                    Attention:   Office of the General Counsel
                                    Facsimile:   (908) 277-8025

                                    Morrison Cohen LLP
                                    909 Third Avenue
                                    New York, NY  10022
                                    Attention:   Steven M. Cooperman, Esq.
                                    Facsimile:   (212) 735-8708

Any such notice, request, demand, claim or other communication will be deemed to have been given (a) if personally delivered, when so delivered, (b) if sent by facsimile, upon transmission with electronic confirmation thereof, or (c) if sent by reputable domestic or international overnight courier, when received.

         10.04 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The Parties agree that the terms and provisions of this Agreement are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction any such term or provision is unreasonable in any respect, such court shall have the right, power and authority to excise or modify such term or provision to effectuate the Parties' intent and to enforce the remainder thereof as so amended.

         10.05 Amendment; Waiver, etc. No amendment, modification, or waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. No waiver by any Party of a breach of or a default under any of provision of this Agreement shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No failure or delay by any Party to enforce any provision of this Agreement or to exercise any right or privilege hereunder shall constitute a waiver of such right or privilege.

         10.06 Governing Law; Consent to Jurisdiction.

              (a) This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of New York.

              (b) All judicial proceedings brought against any Party arising out of or relating to this Agreement, or any obligations hereunder, may be brought in any state court of competent jurisdiction in the State of New York, County of New York, or any federal court of competent jurisdiction in the Southern District of New York. By executing and delivering this Agreement, each Party, for itself and in connection with its properties, irrevocably (i) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts, (ii) waives any defense of forum non coveniens, (iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at its address provided in accordance with Section 10.04 hereof or other address in the possession of the sending Party, (iv) agrees that service as provided in clause
(iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect and (v) agrees that the rights to serve process and bring proceedings provided above shall be in addition to any other rights to serve process in any other manner permitted by Law and to bring proceedings in the courts of any other jurisdiction.

         10.07 Waiver of Trial By Jury. EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY AND REPRESENTS TO THE OTHER THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS RIGHT TO TRIAL BY JURY AFTER CONSULTATION WITH SUCH COUNSEL.

         10.08 Counterparts. This Agreement may be executed by facsimile or other electronically-scanned signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         10.09 Neutral Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

         10.10 Inducement; Specific Performance. Seller and Parent each acknowledge that the covenants set forth in Section 6.01(e), Section 6.06 and
Section 6.07 are a condition precedent to the execution of this Agreement and the consummation of the transactions contemplated hereby by the Parties. In addition, the Parties acknowledge and agree that the covenants contained in
Section 6.01(e), Section 6.06 and Section 6.07 are an integral part of the transactions contemplated by this Agreement and are a material inducement for Buyer to enter into this Agreement and to perform its obligations hereunder. The Parties recognize and acknowledge that any breach of Section 6.01(e), a breach by any Seller Recipient of Section 6.06 or a breach by Seller or Parent of
Section 6.07 will cause irreparable and material loss and damage to Buyer, the amount of which cannot be readily determined and as to which it will not have an adequate remedy at law or in damages. Accordingly, in addition to any remedy Buyer may have in damages by an action at law, Buyer shall be entitled to the issuance of an injunction restraining any such breach or any other remedy at law or in equity for any such breach. The remedy in this Section 10.10 is in addition to, and not in lieu of, any other rights and remedies that Buyer may have.

         10.11 Interpretation. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:
(i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (ii) references herein to "Articles," "Sections," "subsections" and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a
Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words "herein," "hereof," "hereunder," "hereby" and other words of similar import refer to this Agreement (including the Exhibits and Schedules and any Annexes hereto) as a whole and not to any particular provision; (v) any reference to any federal, state, county, local, foreign or multinational statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (vi) the words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation;" (vii) the words "ordinary course of business," "ordinary course of the Business" or similar constructions thereof are deemed to be followed by the phrase "consistent with past practices;" and
(viii) the section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.


                                       SELLER:

                                       SPIRE BIOMEDICAL, INC.

                                       By:     /s/ Mark C. Little
                                              ----------------------------------
                                       Name:  Mark C. Little
                                       Title: CEO, Spire Biomedical


                                       PARENT:

                                       SPIRE CORPORATION

                                       By:     /s/ Roger G. Little
                                              ----------------------------------
                                       Name:  Roger G. Little
                                       Title: Chairman & CEO


                                       BUYER:

                                       BARD ACCESS SYSTEMS, INC.

                                       By:     /s/ Todd C. Schermerhorn
                                              ----------------------------------
                                       Name:  Todd C. Schermerhorn
                                       Title: Vice President